Exhibit 10.24

Confidential

*Information in this exhibit marked [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of this 6th day of October 2020 (the “Effective Date”), by and between NOVELLUS THERAPEUTICS LIMITED, a company organized and existing under the laws of Ireland (“Licensor”), and NOVECITE, INC., a company organized and existing under the laws of the State of Delaware (“Licensee”). Licensor and Licensee may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor owns or has in-licensed certain Licensed Technology (as defined herein) pertaining to technology, processes and products, including, but not limited to, methods and compositions for generating the Original Cell Line (as such term is defined herein);

WHEREAS, Licensor and Citius Pharmaceuticals, Inc. (“Citius”) entered into that certain Option Agreement, effective as of March 31, 2020 (the “Option Agreement”), pursuant to which Licensor granted to Citius, for the benefit of Licensee, an option to negotiate an exclusive license under the Licensed Technology in the Field (as defined herein);

WHEREAS, Licensee desires to receive from Licensor certain rights to the Licensed Technology in order that Licensee may develop and commercialize Licensed Products (as defined herein); and

WHEREAS, in furtherance of the foregoing, Citius exercised the option in accordance with the Option Agreement, Licensor agrees to grant such rights to Licensee, and Licensee agrees to use Commercially Reasonable Efforts (as defined herein) to develop and make commercially available one or more Licensed Products in accordance with this Agreement for commercial exploitation in the Field and in the Territory (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1

Definitions

Unless otherwise specifically provided herein, the following terms, when used with a capital letter at the beginning, will have the following meanings:

1.1. “ACB Specifications” means the specifications for the ACB set forth in Exhibit C.

1.2. “Accession Cell Bank” or “ACB” means the non-GMP-grade cell bank of the Original Cell Line produced by Licensor meeting the ACB Specifications and delivered to Licensee in accordance with Section 3.

1.3. “Affiliate” means, with respect to a Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise. As of the Effective Date, Factor Bioscience Limited is an Affiliate of Licensor; provided, however, that for the purposes of Sections 1.27, 1.32, 5.5.2, 6, 8.2.1, 9.2, and 11.14, Factor Bioscience Limited shall be deemed to be an Affiliate of Licensor for the Term of this Agreement.

1.4. “Agreement” has the meaning set forth in the Preamble.

1.5. “Applicable Law” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any agency, bureau, branch, office, court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries that may be in effect from time to time and applicable to a Party’s obligations or exercise of its rights under this Agreement.

1.6. “Biosimilar Product” means, with respect to a particular Licensed Product in a country, a product that (a) is highly similar to such Licensed Product with no clinically meaningful differences, as determined by the FDA, or a corresponding Regulatory Authority in a country other than the United States, as determined by reference to the Regulatory Approval for such product granted or approved by the applicable Regulatory Authority; (b) may be legally substituted by pharmacies in such country for such Licensed Product when filling a prescription written therefor without having to seek authorization to do so from the physician or other health care provider writing such prescription, and (c) is legally marketed and sold in such country by a third party under a Regulatory Approval filed with respect thereto by such third party.

1.7. “Cell Line” means (a) the Original Cell Line; (b) the Modified Cell Line; or (c) both the Original Cell Line and the Modified Cell Line.

1.8. “Change of Control” means, with respect to a Party, (a) a merger, share exchange, or other reorganization of such Party; (b) the sale, by one or more stockholders or holders of equity securities, of stock or equity securities representing a majority of the voting power of such Party; or (c) a sale or exclusive license of all or substantially all of the assets of such Party, or that portion of such Party’s assets related to the subject matter of this Agreement, in which, for (a), (b), and (c) above, the stockholders or holders of other equity securities of such Party prior to such transaction do not own a majority of the voting power of the acquiring, surviving, or successor entity, as the case may be.

1.9. “Combination Product” means any product comprising a combination of (a) a Licensed Product and (b) any active ingredient(s) (other than a Licensed Product) for which rights are not included in the licenses granted under this Agreement but, with respect to the item(s) in (b) of this Section 1.9, which may each or collectively form the basis for a separately saleable product (an “Other Product”).

1.10. “Commercially Reasonable Efforts” means the carrying out of obligations and tasks in a manner consistent with the efforts that a similarly situated party operating in the pharmaceutical or biologics industry would typically devote to research, development or marketing of a pharmaceutical or biologic product of similar market potential at a similar stage in development or product life, taking into account all scientific, regulatory, intellectual property, commercial and other factors that such a party would take into account, including issues of safety, toxicity and efficacy, regulatory requirements of the FDA or similar government agencies, target product profiles, costs, product labeling and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing.

1.11. “Competitive Infringement” means, on a Licensed Product-by-Licensed Product and country-by-country basis, where the making, using, selling, offering for sale, or importing, by any third party (other than any Sublicensee or authorized purchaser or other authorized transferee of a Party with respect to such Licensed Product), of any pharmaceutical product in the Field is Covered by any Valid Claim of any Patent within the Licensed Patents.

1.12. “Confidential Information” means all Information disclosed by or on behalf of one Party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually, electronically, in writing or in other tangible or intangible form, that relates to Licensed Technology, the Cell Lines, Licensed Products, or this Agreement. Notwithstanding the foregoing, the following information shall not constitute “Confidential Information”: (a) information lawfully in the receiving Party’s possession or control prior to the time it received the information from the disclosing Party; (b) information developed by the receiving Party independently of, and without reference to, the Confidential Information of the disclosing Party; (c) information that was, at the time it was disclosed to or obtained by the receiving Party, or thereafter became, available to the public through no act or omission of the receiving Party; and (d) information lawfully obtained by the receiving Party from a third party with the right to disclose such information free of any obligations of confidentiality.

1.13. “Control” or “Controlled by” means, in the context of a license to or ownership of Intellectual Property, the ability on the part of a Party to grant access to or a license or sublicense of such Intellectual Property as provided for herein without violating the terms of any agreement or other arrangement between such Party and any third party existing at the time such Party grants such access or license or sublicense.

1.14. “Cover” or “Covered” means that the use, manufacture, sale, offer for sale, research, development, commercialization, importation or other commercial exploitation of the subject matter in question by an unlicensed entity: (a) would infringe a Valid Claim, or (b) incorporates, encompasses, references, uses or otherwise relies upon the Licensed Know-How.

1.15. “Effective Date” has the meaning set forth in the Preamble.

1.16. “Exploit” and “Exploitation” mean to develop, make, have made, use, sell, have sold, offer for sale, commercialize, and import.

1.17. “Factor Agreement” means the Second Amended and Restated Exclusive License Agreement, entered into as of March 16, 2020, by and between Factor Bioscience Limited and Licensor, as amended from time to time.

1.18. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.19. “Field” means the treatment of acute pneumonitis of any etiology in which inflammation is a major agent in humans. For the avoidance of doubt, chronic respiratory conditions, including, but not limited to, Idiopathic Pulmonary Fibrosis (IPF), Interstitial Lung Disease, Cystic Fibrosis, Bronchiectasis, Chronic Pneumonia, Chronic Bronchitis, Asthma, Pulmonary Fibrosis, Chronic Obstructive Pulmonary Disease (COPD), Pulmonary Hypertension, Lung Cancer, Emphysema, and Pleural Effusion, and non- respiratory conditions are not included in the Field.

1.20. “First Commercial Sale” means, following Regulatory Approval in a particular jurisdiction, the first arm’s-length sale or other transfer for value of a Licensed Product by or on behalf of Licensee, or an Affiliate or Sublicensee, to an unrelated third party in such jurisdiction.

1.21. “Fiscal Quarter” means each of the following three (3) month periods during each year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

1.22. “IND” means an Investigational New Drug Application (or the foreign equivalent thereof) filed with the FDA required for the initiation of clinical trials in humans for the applicable Licensed Product in the United States.

1.23. “Information” means all information, know-how, data, results, technology, materials, business or financial information of any type whatsoever, in any tangible or intangible form, provided by or on behalf of one Party to the other Party, either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, or that otherwise relates to the Licensed Technology or the Cell Lines, whether disclosed orally, visually, electronically, in writing or in other tangible or intangible form, and which may include data, knowledge, practices, processes, ideas, research plans, antibodies, small molecules, compounds, targets, biological and chemical formulations, structures and designs, laboratory notebooks, proof of concept and pre-clinical studies, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business.

1.24. “Intellectual Property” means all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, post-grant proceeding, utility model, certificate of invention and design patents, applications, registrations and applications for registration, and any equivalent in any jurisdiction; (B) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registration thereof, including all moral rights; (D) Information, inventions, trade secrets and confidential information, whether patentable or non- patentable and whether or not reduced to practice, know-how, show how, manufacturing and product processes and techniques, research and development information, notebooks, formulae, diagrams, technical and engineering specifications, business and marketing plans and customer and supplier lists and other information; (E) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions); and (F) copies and tangible embodiments thereof.

1.25. “Know-How” means all unpatented inventions, technology, methods, materials (including biological and pharmaceutical materials), know-how, studies, pre-clinical and clinical data (including toxicology and safety data), tests and assays, reports, manufacturing processes, regulatory filings (including drafts) and regulatory approvals.

1.26. “Licensed Know-How” means all Know-How and other information Controlled by Licensor or its Affiliates as of the Effective Date or during the Term, that are reasonably necessary or useful to (a) Exploit Licensed Products in the Field in the Territory and (b) develop, make, have made, use and import the Cell Lines, the ACB, or the MCB for the purpose of Exploiting Licensed Products in the Field in the Territory.

1.27. “Licensed Patents” means (a) the Patents set forth on Exhibit B, (b) any Patents Controlled by Licensor and its Affiliates any time following the Effective Date that are necessary or reasonably useful for the Exploitation of the Licensed Products in the Field (which, for the avoidance of doubt, includes, without limitation, any and all such Patents that are useful for the developing, making, having made, using and importing of the Cell Lines, the ACB, or the MCB in connection with Exploiting the Licensed Products), and include at least one claim that is directed to subject matter disclosed in the Patents described in clause (a) above, (c) all foreign Patents corresponding to the foregoing specific patents and patent applications described in clause (a) through clause (c) above. The Parties shall work together in good faith from time to time to amend Exhibit B to include the Patents described in clause (b) of this Section 1.27, provided, however, that the failure to include such a patent in Exhibit B shall not affect its status as a Licensed Patent.

1.28. “Licensed Product” means a product that: (a) comprises one or more of the Cell Lines, and (b) is formulated for administration to a human subject.

1.29. “Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.30. “Licensee” means Novecite, Inc.

1.31. “Licensor” means Novellus Therapeutics Limited.

1.32. “Licensor Revenue” means any consideration actually received by Licensor or its Affiliates from a third party as consideration for a sale, license, option or similar transaction involving the Original Cell Line (net of any tax or similar withholding obligations imposed by any tax or other governmental authority) including without limitation license fees, technology access fees, upfront payments, milestone payments, sales-based royalties, sales milestone payments, other payments calculated on the basis of sales, and minimum sales royalties. Licensor Revenue excludes (i) purchases of equity or debt of Licensor or any Affiliate; (ii) payments made for Licensor’s or its Affiliates’ performance of any research or development of any products (or reimbursement of any of Licensor’s or its Affiliates’ costs and expenses related to the research and development of any products); (iii) any payment or reimbursement of any costs resulting from Licensor’s activities with respect to its patents; and (iv) other payments made by a third party as consideration for Licensor’s or its Affiliates’ performance of services or provision of goods.

1.33. “Master Cell Bank” or “MCB” means any one or more GMP-grade cell banks of a Cell Line that (a) is derived from the ACB, and (b) can be used as the starting material for the manufacturing of Licensed Products.

1.34. “Modified Cell Line” means all derivatives of the Original Cell Line, whether modified or unmodified, including without limitation, fully or partially differentiated cell lines derived from the Original Cell Line.

1.35. “Net Sales” means gross amounts invoiced or otherwise received for Licensee’s, its Affiliates’, or Sublicensees’ sales of Licensed Product, less the sum of the following: (a) import, export, excise and sales taxes, custom duties, value added taxes, tariffs or other fees leveled by government authorities, and other consumption taxes similarly incurred or other governmental charges levied to the extent included on the bill or invoice or as a separate item; (b) costs of insurance, packing, shipping, handling, and transportation from the place of manufacture to the customer's premises or point of use; (c) credit for returns, allowances, or trades, including credits or allowances additionally granted upon rejections or recalls, claims returns pursuant to agreements (including, without limitation, managed care agreements), warranty claims, or claims allowed under government regulations, to the extent actually allowed and taken; (d) discounts, credits, charge-back payments, and rebates actually granted or administrative fees actually booked to trade customers, patients (including those in the form of a coupon or voucher), managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state or local governments, and to the agencies, purchasers and reimbursers of managed health organizations, pharmaceutical benefit managers, group purchasing organizations, or federal, state or local governments; and (e) amounts actually written off as uncollectible. The sale of a Licensed Product by a selling party to another selling party for resale by such selling party to a third party shall not be deemed a sale for the purposes of this definition of “Net Sales,” provided, however, that the subsequent resale is included in the computation of “Net Sales” by the selling party that resells such Licensed Product. Transfers or dispositions of Licensed Products as free promotional samples in commercially reasonable amounts and Licensed Products used in pre-clinical or clinical development activities shall be disregarded in determining Net Sales. The gross amounts invoiced and all permitted deductions shall be determined in accordance with the selling party’s usual and customary accounting methods, which are in accordance with U.S. generally accepted accounting principles (GAAP) or international financial reporting standards, in either case, consistently applied.

On a country-by-country basis, if a Licensed Product is sold in a country as part of a Combination Product, Net Sales of such Licensed Product for the purpose of determining royalties due hereunder shall be calculated as follows:

(i) In the event that both (x) the Licensed Product is sold separately in finished form in such country during a Fiscal Quarter and (y) the Other Product(s) in such Combination Product are sold separately in finished form in such country during such Fiscal Quarter, then Net Sales of such Licensed Product shall be determined by multiplying the actual Net Sales of the Combination Product calculated pursuant to the preceding provisions of this Section 1.35 (“Actual Combination Product Net Sales”) in such country during such Fiscal Quarter by the fraction, A / (A+B) where A is the weighted average sale price of the Licensed Product when sold separately in finished form in such country during such Fiscal Quarter, and B is the weighted average sale price of the Other Product(s) in the Combination Product when sold separately in finished form in such country during such Fiscal Quarter.

(ii) In the event that the Licensed Product in such Combination Product is sold separately in finished form in such country during a Fiscal Quarter, but the Other Product(s) in such Combination Product are not sold separately in finished form in such country during such Fiscal Quarter, then Net Sales of such Licensed Product shall be calculated by multiplying the Actual Combination Product Net Sales of the Combination Product in such country during such Fiscal Quarter by the fraction A / C where A is the weighted average sale price of such Licensed Product when sold separately in finished form in such country during such Fiscal Quarter and C is the weighted average sale price of the Combination Product in such country during such Fiscal Quarter.

(iii) In the event that the Licensed Product in such Combination Product is not sold separately in finished form in such country during a Fiscal Quarter, but the Other Product(s) in such Combination Product are sold separately in finished form in such country during such Fiscal Quarter, Net Sales of such Licensed Product shall be calculated by multiplying the Actual Combination Product Net Sales of the Combination Product by the fraction one (1) minus (B / C), where B is the weighted average sale price of the Other Product(s) in the Combination Product when sold separately in finished form in such country during such Fiscal Quarter, and C is the weighted average sale price of the Combination Product in such country during such Fiscal Quarter.

(iv) In the event that neither the Licensed Product in such Combination Product is sold separately in finished form in such country during a Fiscal Quarter, nor the Other Product(s) in such Combination Product are sold separately in finished form in such country during such Fiscal Quarter, then the fair market value of the Licensed Product and such Other Product(s) shall be mutually agreed in good faith by the Parties to establish the Actual Combination Product Net Sales of such Combination Product.

1.36. “Original Cell Line” means the human cell line described in Exhibit D.

1.37. “Other Product” has the meaning set forth in Section 1.9.

1.38. “Party” or “Parties” has the meaning set forth in the Preamble.

1.39. “Patent” means all patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts and equivalents of any of the foregoing in any country or jurisdiction.

1.40. “Phase I Clinical Trial” means a clinical trial generally consistent with 21 CFR §312.21(a) that is required for receipt of clearance or marketing authorization of a Licensed Product from the applicable Regulatory Authority and which is conducted to evaluate safety of a Licensed Product for a particular indication or indications in healthy subjects.

1.41. “Phase IIb Clinical Trial” means a clinical trial generally consistent with 21 CFR §312.21(b) that is required for receipt of clearance or marketing authorization of a Licensed Product from the applicable Regulatory Authority and which is conducted to assess the optimal manner of use of such a Licensed Product (dose and dose regimens) of a Licensed Product for a particular indication or indications in patients with the disease or condition under study. Any clinical trial that is not a Phase III Clinical Trial and which is conducted to evaluate a Licensed Product that has already been tested in a Phase I Clinical Trial shall be deemed a Phase IIb Clinical Trial.

1.42. “Phase III Clinical Trial” means a clinical trial generally consistent with 21 CFR §312.21(c) that is required for receipt of clearance or marketing authorization of a Licensed Product from the applicable Regulatory Authority and which is conducted after preliminary evidence suggesting effectiveness of the Licensed Product has been obtained, and is intended to gather additional information to evaluate the overall benefit-risk relationship of the Licensed Product for a particular indication and provide an adequate basis for physician labeling.

1.43. “Regulatory Approval” means the approval (including label expansions to include additional indications), license, registration, clearance or authorization of the applicable Regulatory Authority necessary for the lawful marketing, commercialization and sale of a Licensed Product (and, (a) as the term “Regulatory Approval” is used in Section 1.6 for the lawful marketing, commercialization and sale of a Biosimilar Product and (b) as the term “Regulatory Approval” is used in Section 11.14 for the lawful marketing, commercialization and sale of the applicable subject matter) in the Field in a country or jurisdiction of the Territory.

1.44. “Regulatory Authority” means the FDA or any similar foreign governmental regulatory authority involved in the granting of authorization to conduct clinical trials or Regulatory Approvals for the manufacture, sale, pricing and/or reimbursement of a Licensed Product in the Field.

1.45. “Regulatory Exclusivity” means, with respect to a Licensed Product, marketing exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction of the Territory on the holder of a Regulatory Approval for such Licensed Product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.

1.46. “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by- country basis, the period of time that begins on the date of First Commercial Sale of a particular Licensed Product in a particular country and ends on the earlier of (a) the date on which a Biosimilar Product is first marketed, sold, or distributed by Licensor or any third party in the applicable country of the Territory or (b) the ten (10) year anniversary of the date of expiration of the last-to-expire Valid Claim Covering such Licensed Product in such country. In the case of a country where no Licensed Patent ever exists, the Royalty Term shall mean the period of time that begins on the date of First Commercial Sale of a Licensed Product in such country and ends on the later of (x) the date of expiry of such Licensed Product’s Regulatory Exclusivity, if any, in the particular country, and (y) the ten (10)-year anniversary of the date of such First Commercial Sale.

1.47. “Sublicensee” means a third party granted a sublicense to any of the rights granted to Licensee under this Agreement.

1.48. “Sublicense Fees” means any consideration actually received by Licensee or its Affiliates from a Sublicensee as consideration for a sublicense, option or immunity with respect to any of the rights granted to Licensee under this Agreement (net of any tax or similar withholding obligations imposed by any tax or other governmental authority), including without limitation license fees, technology access fees, upfront payments, milestone payments in excess of or in addition to the Milestone Payments payable to Licensor hereunder. Sublicense Fees excludes (i) Milestone Payments payable to Licensor hereunder; (ii) Sublicensing Royalty Revenue; (iii) purchases of equity or debt of Licensee or any Affiliate; (iv) payments made for Licensee’s or its Affiliates’ performance of any research or development of any Licensed Products (or reimbursement of any of Licensee’s or its Affiliates’ costs and expenses related to the research and development of any Licensed Products); (v) any payment or reimbursement of any costs resulting from Licensee’s activities with respect to the Licensed Patents; and (vi) other payments made by a Sublicensee as consideration for Licensee’s or its Affiliates’ performance of services or provision of goods.

1.49. “Sublicensing Royalty Revenue” means sales-based royalties, sales milestone payments, other payments calculated on the basis of sales, and minimum sales royalties actually received by Licensee or its Affiliates from a Sublicensee as consideration for the grant of rights under Licensed Technology to such Sublicensee.

1.50. “Term” has the meaning set forth in Section 7.1.

1.51. “Territory” means Earth.

1.52. “Valid Claim” means: (a) any currently pending claim of a patent application within the Licensed Patents that has not been abandoned; or (b) a claim of a granted and unexpired patent within the Licensed Patents that (i) has not been revoked, held invalid, or declared unpatentable or unenforceable by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal; (ii) has not been rendered or admitted to be invalid, dedicated to the public, abandoned or unenforceable through reissue or disclaimer or otherwise; or (iii) has not been lost through an interference proceeding. Notwithstanding the foregoing, if a particular claim has not issued within five (5) years of the date of first examination on the merits of such claim and the pending patent application containing such claim, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued Patent.

Section 2

Licenses

2.1. License Grant.

Licensor hereby grants to Licensee an exclusive, even as to Licensor, royalty-bearing license, with the right to grant sublicenses pursuant to Section 2.2 and transferable with this Agreement pursuant to Section 11.2, under the Licensed Technology to (a) Exploit Licensed Products in the Territory in the Field and (b) develop, make, have made, use and import the ACB, MCB and Cell Lines for the purpose of Exploiting Licensed Products in the Territory in the Field.

2.2. Sublicensing.

Licensee may sublicense the rights granted to it under Section 2.1 through multiple tiers. Notwithstanding the foregoing, until a Change of Control of Licensee, Licensee shall not have the right to sublicense the rights granted to it under Section 2.1 to Licensee’s Affiliates (inclusive of Citius or an Affiliate of Citius) without Licensor’s prior written consent, and any Sublicensee shall not have the right to sublicense the rights granted to it by Licensee to Citius or Citius’ Affiliates. Each such sublicense shall be in writing and contain terms not inconsistent with the terms and conditions of this Agreement applicable to the licenses granted to Licensee hereunder. In each case, Licensee will be responsible for the performance of its Sublicensees relevant to this Agreement, including, without limitation, making any payments provided for hereunder. Subject to Licensee’s right to redact the confidential information of a Sublicensee, Licensee will provide Licensor with a complete, confidential copy of each such sublicense agreement executed by Licensee and any amendments thereto, and will promptly notify Licensor of the termination of any such sublicense, and any such copy shall be Licensee’s Confidential Information subject to Section 8.5. For the avoidance of doubt, contract research organizations, contract manufacturing organizations and similar third parties to which Licensee or Sublicensees delegate development, manufacturing or commercialization activities relating to the Licensed Product may perform such development, manufacturing or commercialization activities on behalf of Licensee or such Sublicensees without a sublicense of the rights granted to Licensee hereunder.

2.3. Publication Rights.

Licensee shall have the right to publish, present or otherwise disclose, including in scientific journals or promotional literature, information pertaining to the Licensed Technology or any Licensed Product, subject to this Section 2.3. If Licensee desires to submit any publication that would disclose Confidential Information of Licensor, Licensee will provide Licensor with thirty (30) days’ prior written notice of such proposed publication or fifteen (15) days’ prior written notice of any presentation (such applicable period, the “Review Period”) and a copy of such proposed publication or presentation. Licensor will use reasonable efforts to complete its review of such proposed publication or presentation promptly, and in any event will complete its review within the applicable Review Period. If during the Review Period, Licensee receives written notice from Licensor identifying specific Confidential Information of Licensor in such a proposed publication or presentation, then, at the reasonable request of Licensor in such notice, Licensee shall, and shall use Commercially Reasonable Efforts to ensure that its Affiliates and Sublicensees, delete such Confidential Information from the proposed publication or delay such publication or presentation for up to an additional thirty (30) days in order to permit Licensor to file a patent application covering such Confidential Information. For the avoidance of doubt, Licensee shall not be required to submit to Licensor for review publications pertaining to the Licensed Technology or any Licensed Product if such publications do not include Licensor’s Confidential Information.

2.4. No Additional Rights.

2.4.1. No Grant of Other Technology or Patent Rights.

Each Party understands and acknowledges that the other Party owns its own Intellectual Property and all rights therein. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or license, or be deemed to obtain any ownership interest or license, in or to any technology, know-how, patents, patent applications, products, or materials of the other Party, including, but not limited to, items Controlled or developed by the other Party, at any time pursuant to this Agreement. This Agreement does not create, and shall under no circumstances be construed or interpreted as creating, an obligation on the part of either Party to grant any license to the other Party other than as expressly set forth herein. Any further contract or license agreement between the Parties shall be in writing. No licenses are implied by Licensor to Licensee, except as specifically stated in this Agreement. Except as explicitly set forth in this Agreement, Licensor shall not be deemed by estoppel or implication to have granted Licensee any license or other right to any Intellectual Property of Licensor or its Affiliates.

2.4.2. Reserved Rights.

Except as set forth in Section 11.14, all rights and interests not expressly granted to Licensee under this Agreement are reserved by Licensor (the “Reserved Interests”) for itself, its licensors, and other licensees and sublicensees, including, but not limited to, the rights to use and grant licenses under the Licensed Technology and/or any other technology Controlled by Licensor or its Affiliates to make, have made, use, offer to sell, sell, have sold and import products (other than Licensed Products) in the Territory for use outside the Field. Subject to Licensor’s payment obligations in Section 5.3, and except as set forth in Section 11.14, it shall not be a breach of this Agreement for Licensor, acting directly or indirectly, to exploit its Reserved Interests in any manner anywhere in the Territory, including, but not limited to, the research, development and commercialization or licensing of others to research, develop and commercialize products (other than Licensed Products), in the Territory.

Section 3

ACB and Licensed Know-How Supply

3.1. General.

As soon as is reasonably practicable following the Effective Date, at Licensee’s cost and expense, Licensor shall develop and deliver the ACB meeting the ACB Specifications to Licensee (or third party selected by Licensee).

3.2. Delivery and Nonconforming ACB.

Licensor warrants that Licensor has made available to Licensee all material information regarding the ACB in Licensor’s possession and control as of the Effective Date. Concurrently with its delivery of the ACB, Licensor shall deliver a report certifying that the ACB meets the ACB Specifications. Licensor warrants that the ACB will meet the ACB Specifications and be fit for the manufacture of the MCB by Licensee or its designee. If Licensee, acting reasonably, determines that the ACB does not conform to the ACB Specifications, then Licensee shall promptly notify Licensor of the details of such nonconformance and Licensor shall use its Commercially Reasonable Efforts to promptly deliver a conforming ACB to Licensee or third party designated by Licensee.

Section 4

Due Diligence

4.1. Regulatory Approval.

Licensee will be solely responsible, at Licensee’s expense, for securing any federal, state, or local Regulatory Approval from Regulatory Authorities necessary for commercial sale of Licensed Products in the Field in the Territory, and Licensee shall deliver regular reports to Licensor concerning such Regulatory Approvals in accordance with Section 5.4.2.

4.2. Licensee Responsibilities.

4.2.1. Licensee shall be solely responsible, at its expense, for the commercialization of Licensed Products in the Field in the Territory. Licensee will use Commercially Reasonable Efforts to make commercially available at least one Licensed Product in the Field in the United States and at least one of the following countries: United Kingdom, France, Germany, China, or Japan (each a “Major Market Country”) during the Term.

4.2.2. Licensee shall provide periodic updates on Licensee’s Licensed Product development and commercialization activities in the Field in the Territory by submitting to Licensor written reports not later than June 30 and December 31 of each year during the Term.

4.2.3. Licensee shall achieve the following milestones (“Milestones”): (a) on or before the five (5) year anniversary of the Effective Date, file an IND for a Licensed Product in the Field; and (b) on or before the ten (10) year anniversary of the Effective Date, Licensee shall have received Regulatory Approval for a Licensed Product in the Field in the United States or in a Major Market Country.

Section 5

Consideration; Records & Reports

5.1. Upfront Consideration.

In partial consideration for the rights granted by Licensor to Licensee under this Agreement, Licensee shall: (a) pay to Licensor on or before the Effective Date the non-refundable, one- time upfront payment in the amount set forth in Section 5.1(a) of Exhibit A, and (b) issue to Novellus LLC Five Hundred (500) shares of Licensee’s Common Stock pursuant to a subscription agreement in substantially the form as attached hereto as Exhibit E. The full amount of the payment obligations set forth in this Section 5.1 shall represent a mature obligation as of the Effective Date, which shall not be contingent on any action or performance by Licensor.

5.2. Continuing Payments.

5.2.1. Milestone Payments.

The first time a Milestone set forth in Section 5.2.1 of Exhibit A is achieved by Licensee, its Affiliate, or a Sublicensee, Licensee shall pay to Licensor the corresponding milestone payment set forth in Section 5.2.1 of Exhibit A (each, a “Milestone Payment”), such Milestone Payment to be made within thirty (30) days of the achievement of the applicable Milestone. For the avoidance of doubt, in the event that the achievement of one or more Milestones is skipped or avoided (e.g., by obtaining Regulatory Approval for a Licensed Product before enrolling the first patient in a Phase IIb Clinical Trial or a Phase III Clinical Trial for such Licensed Product), then Licensee shall make the Milestone Payments associated with all such skipped or avoided Milestones upon the earlier of (a) achieving the next Milestone listed on Exhibit A, or (b) the First Commercial Sale of such Licensed Product. No Milestone Payment will be payable more than one time.

5.2.2. Royalties on Net Sales.

During the Royalty Term, on a Fiscal Quarter basis, Licensee shall pay to Licensor a royalty equal to the percentage of Net Sales set forth in Section 5.2.2 of Exhibit A (“Royalty on Net Sales”). On a country-by-country basis, upon expiration of the last to expire of a Valid Claim in the subject country or if no Valid Claim exists in the subject country, the Royalty on Net Sales due thereafter under this Section 5.2.2 shall be reduced by [***] ([***]%) in the applicable country. On a country-by-country basis, upon expiration of the Royalty Term in the subject country, Licensee shall have a fully-paid, royalty-free, non-exclusive license under the Licensed Know-How for development and commercialization of Licensed Products in the applicable country in the Field. Payments under this Section 5.2.2 shall be due within sixty (60) days of the end of each Fiscal Quarter.

5.2.3. Royalties on Sublicense Fees.

Licensee shall, within thirty (30) days of receipt of any Sublicensee Fees, pay to Licensor an amount equal to the percentage of such Sublicense Fees received as set forth in Section 5.2.3 of Exhibit A.

5.2.4. No Multiple Royalties.

For the avoidance of doubt, no multiple Royalties on Net Sales will be required to be paid because a Licensed Product or its manufacture, use, sale or importation is covered by more than one (1) Valid Claim.

5.3. Licensor’s Payment Obligations.

Licensor shall, on a Fiscal Quarter basis, pay to Licensee an amount equal to fifty percent (50%) of the Licensor Revenue received in such Fiscal Quarter. Payments under this Section 5.3 shall be due within sixty (60) days of the end of any Fiscal Quarter during which Licensor Revenue is received.

5.4. Records and Reports.

5.4.1. Reports on Development Activities.

Licensee shall maintain customary records of the development and commercialization activities conducted by Licensee hereunder, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the development and commercialization activities in good scientific manner appropriate for regulatory and patent purposes. Licensor shall have the right to review and copy such records maintained by Licensee at reasonable times and to obtain access to the originals to the extent necessary or useful for regulatory and patent purposes. Licensee shall provide Licensor with annual written reports detailing Licensee’s development and commercialization activities under this Agreement for the immediately preceding year.

5.4.2. Regulatory Reports.

Licensee shall keep Licensor informed of regulatory developments relating to any Licensed Products in the Field in the Territory through its delivery of the reports described in Section 5.4.1.

5.4.3. Regulatory Responsibilities.

Subject to the terms and conditions of this Agreement, as between Licensee and Licensor, Licensee shall be solely responsible for all regulatory matters for Licensed Products in the Field in the Territory, including preparing and filing any and all regulatory materials for each Licensed Product, at its sole expense.

5.4.4. Royalty Reports and Payments.

5.4.4.1. Licensee’s Obligations. Within sixty (60) days following the end of each Fiscal Quarter, commencing with the Fiscal Quarter in which the First Commercial Sale of any Licensed Product is made anywhere in the Territory, Licensee shall provide Licensor with a report containing the following information for the applicable Fiscal Quarter, on a Licensed Product basis: (i) the amount of Net Sales in the Territory; (ii) calculation of Net Sales in the Territory showing deductions provided for in the definition of “Net Sales”; (iii) a calculation of the royalty payment due on such Net Sales; and (iv) the exchange rate for such country. Concurrent with the delivery of the applicable quarterly report, Licensee shall pay in U.S. dollars all amounts due to Licensor pursuant to this Agreement with respect to Net Sales by Licensee and its Affiliates and Sublicensees for such Fiscal Quarter. All payments due to Licensor hereunder shall be made in U.S. dollars by wire transfer of immediately available funds into an account designated by Licensor. If Licensor does not receive payment of any sum due to by the due date, simple interest shall thereafter accrue on the sum due to Licensor until the date of payment at the per annum rate of [***] ([***]%) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by Applicable Laws, whichever is lower.

5.4.4.2. Licensor’s Obligations. Within sixty (60) days following the end of each Fiscal Quarter during which Licensor receives Licensor Revenue, Licensor shall provide Licensee with a report containing sufficient information to demonstrate the accuracy of the payment made by Licensor pursuant to Section 5.3. Concurrent with the delivery of the applicable quarterly report, Licensor shall pay in U.S. dollars all amounts due to Licensee pursuant to this Agreement for such Fiscal Quarter. All payments due to Licensee hereunder shall be made in U.S. dollars by wire transfer of immediately available funds into an account designated by Licensee. If Licensee does not receive payment of any sum due to by the due date, simple interest shall thereafter accrue on the sum due to Licensee until the date of payment at the per annum rate of [***] ([***]%) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by Applicable Laws, whichever is lower.

5.5. Audit and Inspection Rights.

5.5.1. Licensor’s Rights. Licensee and its Affiliates and Sublicensees will maintain records in sufficient detail to permit Licensor to confirm the accuracy of the calculation of payments made by Licensee under this Agreement, including royalty payments and the achievement of Milestones. Upon reasonable prior notice, the records of Licensee and its Affiliates shall be available during regular business hours (without undue disruption of Licensee’s or its Affiliate’s business) for a period of three (3) years from the end of the calendar year to which they pertain for examination by a nationally recognized independent accountant selected by Licensor and reasonably acceptable to Licensee or its Affiliate, for the sole purpose of verifying the accuracy of the reports and payments furnished by Licensee pursuant to this Agreement. Any such auditor shall not disclose Licensee’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the reports furnished by Licensee or the amount of payments due by Licensee to Licensor under this Agreement. Licensor shall provide Licensee with a copy of the accountant’s report. Licensor shall have the right, one time per calendar year, to request that Licensee exercise its audit rights with respect to any Sublicensee. If Licensee has already exercised its audit rights with respect to the subject Sublicensee for the relevant calendar year, then Licensor shall have the right to request that Licensee share the results of such audit with Licensor. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from Licensee’s receipt of the accountant’s report, plus interest (as set forth above) from the original due date. Licensor shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than five percent (5%) of the amount due during the Fiscal Quarter(s) audited, in which case Licensee shall reimburse Licensor for the reasonable, documented fees paid to the relevant accountant by Licensor.

5.5.2. Licensee’s Rights. Licensor and its Affiliates will maintain records in sufficient detail to permit Licensee to confirm the accuracy of the calculation of payments made by Licensor under Section 5.4.4.2 of this Agreement. Upon reasonable prior notice, the records of Licensor and its Affiliates shall be available during regular business hours (without undue disruption of Licensor’s or its Affiliate’s business) for a period of three (3) years from the end of the calendar year to which they pertain for examination by a nationally recognized independent accountant selected by Licensee and reasonably acceptable to Licensor or its Affiliate, for the sole purpose of verifying the accuracy of the reports and payments furnished by Licensor pursuant to Section 5.4.4.2 of this Agreement. Any such auditor shall not disclose Licensor’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the reports furnished by Licensor or the amount of payments due by Licensor to Licensee under Section 5.4.4.2 of this Agreement. Licensee shall provide Licensor with a copy of the accountant’s report. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from Licensor’s receipt of the accountant’s report, plus interest (as set forth above) from the original due date. Licensee shall bear the full cost of such audit unless such audit discloses an underpayment by Licensor of more than five percent (5%) of the amount due during the Fiscal Quarter(s) audited, in which case Licensor shall reimburse Licensee for the reasonable, documented fees paid to the relevant accountant by Licensee.

5.6. Taxes.

Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of payments made by a Party to the other Party under this Agreement. To the extent either Party is required to deduct and withhold taxes on any payment to the other Party, such Party shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable the other Party to claim such payment of taxes. Each Party shall use reasonable efforts to provide the other Party with any tax forms that may be reasonably necessary in order for the other Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

Section 6

Representations, Warranties and Covenants

6.1. Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee that, as of the Effective Date:

6.1.1. Licensor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to operate its properties and to carry on its business as presently conducted.

6.1.2. Except as set forth in Schedule 6.1.2, Licensor is the sole owner of the Licensed Technology. Factor is the sole owner of the Licensed Patents and the Licensed Know-How exclusively licensed to Licensor pursuant to the Factor Agreement.

6.1.3. The execution of this Agreement and performance of Licensor’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensor or any Affiliate of Licensor to any third party.

6.1.4. There is no action, suit, proceeding or investigation pending or, to Licensor’s and its Affiliates’ knowledge, currently threatened orally or in writing against or affecting Licensor or any Affiliate thereof that questions the validity of this Agreement or the right of Licensor to enter into this Agreement or consummate the transactions contemplated hereby and, to Licensor’s and its Affiliates’ knowledge, there is no basis for the foregoing.

6.1.5. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority, or any third party, on the part of Licensor or any Affiliate thereof is required in connection with its execution, delivery and performance of this Agreement.

6.1.6. Licensor has the right to grant the licenses and rights that it purports to grant under this Agreement and has not granted to any third party any license or other right that conflicts with the licenses and rights granted under this Agreement.

6.1.7. To Licensor’s knowledge, the issued and unexpired claims included in the Licensed Patents existing as of the Effective Date are valid and enforceable.

6.1.8. To Licensor’s knowledge, no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any Licensed Patent.

6.1.9. Other than the Licensed Patents set forth on Exhibit B, Licensor nor any of its Affiliates owns or controls any patents (i) necessary or useful for developing, making, having made, using and importing of the Cell Lines, the ACB, or the MCB or (ii) necessary or useful for or that would be infringed by, the manufacture, use, sale, offering for sale or import of Licensed Products in the Field.

6.1.10. None of Licensor or any of its Affiliates has received written notice from any third party claiming that the manufacture, use, sale, offer for sale or import of any Licensed Product infringes, misappropriates or violates, or would infringe, misappropriate or violate the patent or other intellectual property rights of any third party.

6.1.11. There are no claims, judgments, liens, encumbrances, or settlements against Licensor or any of its Affiliates with respect to the Licensed Technology, and none of Licensor or any of its Affiliates is a party to any legal action, suit or proceeding relating to the Licensed Technology.

6.1.12. None of Licensor or its Affiliates has received any communication from any third party, including any Regulatory Authority or other governmental authority, threatening any action, suit or proceeding which would be reasonably expected to adversely affect or restrict the ability of Licensor to consummate transactions perform its obligations contemplated under this Agreement.

6.1.13. To the actual knowledge of Licensor and its Affiliates, the developing, making, having made, using and importing of the Cell Lines, the ACB, or the MCB, or the manufacture, use, sale, offering for sale or import of Licensed Products in the Field do not infringe any patents owned or controlled by any third party.

6.1.14. None of Licensor or its Affiliates has employed, or otherwise used in any capacity, the services of any individual or entity debarred or disqualified under Applicable Laws.

6.1.15. None of Licensor’s or its Affiliates’ research or development of the Licensed Technology, manufacture of Licensed Products, or research leading to the inventions Covered by a Valid Claim of the Licensed Patents was supported in whole or part by funding or grants by any governmental agency or philanthropic or charitable organization.

6.1.16. Licensor has the right to deliver the ACB as set forth in Section 3.

6.1.17. The Factor Agreement is enforceable and in full force and effect. Licensor is in compliance with and has not materially breached, materially violated, or materially defaulted under, or received notice that it has breached, violated, or defaulted under any of the terms or conditions of the Factor Agreement. Licensor is not aware of any event that has occurred or circumstance or condition that exists that would, or would reasonably be expected to, constitute such a material breach, material violation, or material default with the lapse of time, giving of notice, or both. To the knowledge of Licensor, Factor is in material compliance in all material respects with the terms and conditions of the Factor Agreement. Other than the Factor Agreement, there are no contracts, agreements, commitments, or undertakings pursuant to which Licensor in-licenses or otherwise has rights under any Patent or intellectual property rights of any third party that are material to Licensee’s exercise of its rights under this Agreement.

6.1.18. Licensor shall comply with all terms and conditions of, and fulfil all of its obligations under, the Factor Agreement, except for such noncompliance that could not reasonably be expected to result in a material adverse effect on the rights granted to Licensee hereunder. Licensor may not materially amend or waive any material term of, or terminate the Factor Agreement without Licensee’s prior written consent, except where such amendment or waiver could not reasonably be expected to result in a material adverse effect on the rights granted to Licensee hereunder.

6.2. Representations and Warranties of Licensee. Licensee hereby represents and warrants to Licensor that, as of the Effective Date:

6.2.1. Licensee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to operate its properties and to carry on its business as presently conducted.

6.2.2. The execution and performance of Licensee’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensee to any third party.

6.2.3. None of Licensee or its Affiliates have employed, or otherwise used in any capacity, the services of any individual or entity debarred or disqualified under Applicable Laws.

6.3. Disclaimer.

Except as expressly provided in Section 6.1, nothing in this Agreement will be construed as:

6.3.1. a warranty or representation by Licensor as to the validity or scope of any of the Licensed Technology;

6.3.2. a warranty or representation by Licensor that anything made, used, sold or otherwise disposed of under the licenses granted in this Agreement, or the practice of the Licensed Technology, will or will not infringe patents of third parties; or

6.3.3. an obligation of Licensor to bring or prosecute actions or suits against third parties for infringement of Licensed Patents or misappropriation of Licensed Know-How.

6.4. Express Disclaimer.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LICENSOR IS PROVIDING THE LICENSED TECHNOLOGY “AS IS.” EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND ASSUMES ANY RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION OF PRODUCTS INCORPORATING OR MADE BY USE OF LICENSED PATENTS UNDER THIS AGREEMENT.

Section 7

Term and Termination

7.1. Term.

The term of this Agreement will begin on the Effective Date and will continue (a) until it is terminated in its entirety under the provisions of this Section 7 and (b) on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire Royalty Term for any and all Licensed Products (the period from the Effective Date until such termination, the “Term”).

7.2. Termination by Either Party. Either Party may terminate this Agreement at any time upon written notice to the other Party if the other Party is in material default or breach of this Agreement and such material default or breach is not cured within (i) forty-five (45) days in the event a breach of a Party’s payment obligations after written notice thereof is delivered to the defaulting or breaching Party, (ii) ninety (90) days after written notice thereof is delivered to the defaulting or breaching Party, or (iii) in the case of a breach (other than a breach of a Party’s payment obligation) that cannot be cured within ninety (90) days, within a reasonable period not exceeding one hundred twenty (120) days after written notice thereof is delivered to the defaulting or breaching Party, so long as the breaching Party is making a good faith effort to cure such default or breach of this Agreement.

7.3. Termination by Licensor. Licensor may, at its option, terminate this Agreement effective upon thirty (30) days written notice to Licensee if Licensee (i) files for protection under bankruptcy laws; (ii) makes an assignment for the benefit of creditors; (iii) appoints or suffers appointment of a receiver or trustee over its property; (iv) files a petition under any bankruptcy or insolvency act or has any such petition filed against it, which is not discharged within sixty (60) days of the filing thereof; or (v) is unable to pay its debts as they become due in the ordinary course of business. Nothing in this Section 7 shall prohibit Licensor from pursuing any other remedies at law which it may have in connection with Licensee’s uncured material breach.

7.4. Termination by Licensee.

Licensee may, at its option, terminate this Agreement, in its entirety, upon written notice to Licensor of any of the following events or otherwise as provided in this Agreement:

7.4.1. at any time without cause, by giving at least ninety (90) days prior written notice of such termination to Licensor; or

7.4.2. effective upon thirty (30) days written notice to Licensor if Licensor (i) files for protection under bankruptcy laws; (ii) makes an assignment for the benefit of creditors; (iii) appoints or suffers appointment of a receiver or trustee over its property; (iv) files a petition under any bankruptcy or insolvency act or has any such petition filed against it, which is not discharged within sixty (60) days of the filing thereof; or (v) is unable to pay its debts as they become due in the ordinary course of business.

Nothing in the foregoing subsections of this Section 7 shall prohibit Licensee from pursuing any other remedies at law which it may have in connection with Licensor’s uncured material breach.

7.5. Challenging Validity.

Licensor has the right to terminate this Agreement upon written notice to Licensee in the event that Licensee or any of its Affiliates or Sublicensees directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patent or the scope or construction of any Valid Claim (each, a “Patent Challenge”); provided that (i) this Section 7.5 will not apply to any such Patent Challenge that is first made by Licensee or any of its Affiliates or Sublicensees in defense of a claim of patent infringement brought by Licensor under the applicable Licensed Patent, and (ii) with respect to any Sublicensee, Licensor will not have the right to terminate this Agreement under this Section 7.5 if Licensee (A) causes such Patent Challenge to be terminated or dismissed (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, causes such Sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge), or (B) terminates such Sublicensee’s sublicense to the Licensed Patents being challenged by the Sublicensee, in each case, within sixty (60) days of the Licensor’s notice to Licensee under this Section 7.5.

7.6. Effects of Termination.

7.6.1. Termination of License.

Upon a termination (but not upon an expiration) of this Agreement for any reason, Licensee’s rights to the Licensed Technology, inclusive of the Cell Lines and Licensed Products, which have been granted hereunder and all use thereof will terminate, any and all rights in the Licensed Technology, inclusive of the Cell Lines and the Licensed Products, will revert back to Licensor and Licensee will cease using the Cell Lines, and will cease selling, offering for sale, importing, exporting, developing and commercializing all Licensed Products. Subject at all times to Licensee’s continuing compliance with the terms of this Agreement, for a period of one (1) year following the termination of this Agreement (the “Sell-Off Period”), Licensee shall have the right to sell off its inventory of finished Licensed Product then in Licensee’s, its Affiliates’ or Sublicensees’ possession. Following the Sell-Off Period, upon Licensor’s request, Licensee will, (i) to the extent they are in the possession of Licensee, promptly destroy or return the ACB and all Licensed Products to Licensee or (ii) to the extent they are in the possession of a third party agent of Licensee, Licensee shall use Commercially Reasonable Efforts to direct such third party agent to promptly destroy or return the ACB and all unsold Licensed Products to Licensee.

7.6.2. Effect on Sublicenses.

In the event that this Agreement is terminated for any reason by Licensor in accordance with Sections 7.2 or 7.3, any sublicense agreement shall be considered a direct license from Licensor to such surviving Sublicensee, provided that the Licensor is provided a copy of such sublicense agreement and all amendments thereto in within a reasonable amount of time following such termination and the Sublicensee agrees in a writing delivered to Licensor within sixty (60) days of such termination that (i) Licensor is entitled to enforce all relevant provisions of this Agreement directly against such Sublicensee, and (ii) Licensor shall not assume any obligations to such Sublicensee in excess of those obligations corresponding to, and consistent with, those of Licensor set forth in this Agreement with respect to the applicable rights of such Sublicensee to Licensed Technology. An expiration of this Agreement shall have no effect on sublicenses.

7.6.3. Right to Reference Regulatory Filings.

In the event that this Agreement is terminated for any reason, Licensee will, if requested by Licensor within thirty (30) days following such termination, engage in good faith negotiations to agree upon terms pursuant to which Licensor and its licensors, licensees and sublicensees may reference Regulatory Approvals obtained from, and filings made by Licensee with Regulatory Authorities with respect to the Licensed Products.

7.6.4. Accrued Obligations.

Expiration or termination of this Agreement will not release either Party from any obligation that matured prior to the effective date of such expiration or termination. Upon expiration or termination of this Agreement for any reason, any unpaid amounts payable to Licensor shall become immediately due, and payment thereof shall remain an ongoing obligation of Licensee until such amount is paid in full.

7.6.5. Survival.

Upon expiration or termination of this Agreement, Sections 2.3, 5.5, 6.3, 6.4, 7.5, 7.6 and 8.5, the license under Section 5.2.2, and Section 9 through and including Section 11 will, with related definitions, survive and remain in full force and effect.

Section 8

Protection of Intellectual Property Rights

8.1. Patent Prosecution.

During the Term, Licensor will be responsible for preparing, filing, prosecuting and maintaining all patent applications and patents included in the Licensed Patents in the Territory. For the sake of clarity, as used herein the term “prosecution” shall include interference, opposition, and derivation proceedings in connection with the Licensed Patents. Licensor shall (a) select patent counsel to conduct such activities regarding the Licensed Patents and (b) provide Licensee with a reasonable opportunity to comment thereon and will reasonably consider in good faith such comments. Should Licensor decide that it is not interested in maintaining a particular Licensed Patent or in preparing, filing, or prosecuting a Patent that is, as of the Effective Date, a Licensed Patent, it will promptly advise Licensee in writing, and Licensee will have the right, but not the obligation, to assume such responsibilities in the Territory at its sole cost and expense. If Licensee desires to assume such responsibilities of any such Licensed Patent pursuant to the immediately preceding sentence, then Licensor will not, as the case may be, so abandon or fail to prepare, file, prosecute or maintain such Licensed Patents if Licensee advises Licensor, within fourteen (14) calendar days of Licensee’s receipt of notice of Licensor’s intention not to file or to abandon or not to prosecute or maintain the applicable Licensed Patents, that Licensee desires to assume filing, prosecution or maintenance of the applicable Licensed Patents at Licensee’s expense. Licensee has no obligation to pay any costs of preparing, filing, prosecuting, and maintaining any Licensed Patent prior to the Effective Date.

8.2. Enforcement of Licensed Patents.

8.2.1. Notice. Each Party will promptly report in writing to the other Party of any Competitive Infringement of which such Party (or any of its Affiliates or Sublicensees) becomes aware.

8.2.2. Competitive Infringement of Licensed Patents by Third Parties.

8.2.2.1. In the case of any Competitive Infringement by any third party, Licensee will have the first right, but not the obligation, to cause such third party to cease infringement and to otherwise enforce such Licensed Patent, or to defend the Licensed Patent in any declaratory judgment action brought by third party(ies) which alleges the invalidity, unenforceability or non-infringement of the Licensed Patent in the Field.

8.2.2.2. If Licensee does not, within a reasonable period after becoming aware of Competitive Infringement of the Licensed Patents in the Field, but in any event no less than ninety (90) calendar days from the date of receipt of written notice from Licensor, (i) initiate legal proceedings against such threatened or actual Competitive Infringement, or defend legal proceedings brought by a third party, as provided in Section 8.2.2.1 above, or (ii) take other reasonable steps to cause such Competitive Infringement to terminate (for example, by initiating licensing discussions), Licensor may deliver written notice to Licensee that it intends to take action to cause such Competitive Infringement to terminate, and Licensor may take such action as it deems reasonably necessary to enforce its rights in the Licensed Patents in the Field, including, without limitation, to bring, at its own expense, an infringement action or file any other appropriate action or claim related to such Competitive Infringement against any third party.

8.2.2.3. For any action or proceeding brought by a Party under this Section 8.2.2 (the “Initiating Party”), regardless of which Party brings such action or proceeding, the other Party (the “Non-Initiating Party”) shall cooperate reasonably in any such effort, all at the Initiating Party’s expense, and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any such action or proceeding that may affect the need for one Party or the other to participate in such action. The Non-Initiating Party agrees to be joined as a party plaintiff, at the Initiating Party’s expense, in any such action if needed for the Initiating Party to bring or continue an infringement action hereunder. The Non-Initiating Party shall, at its own expense and with its own counsel, have the right to observe and provide comments with respect to any action brought by the Initiating Party under this Section 8.2.2 (which comments the Initiating Party shall consider in good faith but be under no obligation to incorporate). Neither Party may settle an action or proceeding brought under this Section 8.2.2 in a manner that, or knowingly take any other action in the course thereof that, (i) imposes any monetary restriction or obligation on or admit fault of the other Party or (ii) adversely affects the value, scope or validity of, or otherwise adversely affects the other Party’s rights under this Agreement to as applicable, any Patents within the Licensed Patents, without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

8.2.2.4. Any recovery realized as a result of any litigation under this Section 8.2.2 (including, for greater certainty, the proceeds of any settlement relating to such litigation), after reimbursement of any litigation expenses of Licensee and Licensor (including reasonable attorneys’ fees) on a pro rata basis for each of their such expenses relating to such litigation, as applicable, will be retained by the Party that controlled such litigation at the time of such recovery for purposes of this Agreement.

8.3. Infringement of Third-Party Rights.

Each Party will promptly notify the other Party in writing of any notice or claim of any allegation of infringement or commencement against it of any suit or action for infringement of a third-party patent based upon or arising from actions taken under the licenses granted in this Agreement (“Third-Party Infringement Claim”). If such Third-Party Infringement Claim is alleged or commenced against Licensee, Licensee will have the sole right to defend and settle such Third-Party Infringement Claim, and Licensee will not be obligated to enter into negotiations with such third party to obtain rights for either Licensee or Licensor under the third-party patent. If such Third-Party Infringement Claim is alleged or commenced against Licensor, Licensee will have the first right, but not the obligation, to defend and settle such Third- Party Infringement Claim, provided, however, that Licensee will not be obligated to enter into negotiations with such third party to obtain rights for Licensor under the third-party patent. With respect to any such defense by Licensee of a Third-Party Infringement Claim alleged or commenced against Licensor, Licensee will not make any settlements of such Third-Party Infringement Claim that would materially adversely affect Licensor’s rights or interests in the Licensed Technology without first obtaining Licensor’s prior written consent. If Licensee opts not to defend or settle such Third-Party Infringement Claim alleged or commenced against Licensor, Licensee will notify Licensor of such decision and, at Licensor’s expense, Licensor will have the right to undertake the defense or settlement of such Third-Party Infringement Claim.

8.4. Patent Marking.

Licensee and its Sublicensee(s) shall comply with the patent marking provisions of 35 U.S.C. § 287(a) with respect to any Licensed Product offered for sale or sold in the United States. To the extent required by Applicable Law, Licensee will mark Licensed Products sold or distributed by Licensee (and will require that Licensee’s Affiliates and Sublicensees mark Licensed Products sold or distributed by Licensee’s Sublicensees) in a given country in the Territory with a notice that will recite that such Licensed Products are made under one or more of the Licensed Patents.

8.5. Confidential Information.

8.5.1. Each Party will maintain the Confidential Information of the other Party in strict confidence, and will not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, or with the express written consent of the Party who provided such Confidential Information. Each Party will maintain the confidentiality of the other Party’s confidential information using methods and practices that are substantially similar to those that the receiving Party uses to maintain the confidentiality of its own confidential information, but in no event less than a reasonable degree of care. Except as may be authorized in advance in writing by the disclosing Party, the receiving Party will disclose or grant access to the Confidential Information to only those of its employees and agents as reasonably necessary or useful to exercise its rights or perform its obligations under this Agreement and such employees and agents will have entered into non-disclosure agreements, or be bound by professional obligations of confidentiality, no less protective of the disclosing party’s Confidential Information than those set forth in this Section 8.5.

8.5.2. Notwithstanding the foregoing, a receiving Party may disclose Confidential Information of the disclosing Party to:

8.5.2.1. its Affiliates, and to its and their directors, employees, consultants, contractors, attorneys, advisors and agents, in each case who have a specific need to know such Confidential Information in connection with an activity under or relating to this Agreement and who are bound in writing by obligations of confidentiality and restrictions on use at least as stringent as those herein;

8.5.2.2. any bona fide actual or prospective collaborators who are under written obligations of confidentiality and non-use at least as stringent as those herein, to the extent reasonably necessary to enable such actual or prospective collaborators to (i) determine their interest in collaborating with the receiving Party on the development and/or commercialization of Licensed Products and (ii) engage in such a collaboration;

8.5.2.3. governmental authorities in connection with filing, prosecuting, or maintaining patent rights as permitted by this Agreement;

8.5.2.4. Regulatory Authorities in connection with regulatory filings for Products that the receiving Party has a license or right to develop hereunder in a given country or jurisdiction;

8.5.2.5. the extent required to do so by Applicable Law or a proper legal, governmental or other competent authority, or by the rules of any securities exchange on which any security issued by either Party is traded, or included in any filing or action taken by the receiving Party to obtain or maintain government clearance or approval to market a subject Licensed Product; provided, however, that, (i) to the extent permissible and practicable, the receiving Party required to make such disclosure shall give the disclosing Party reasonable advance notice of such disclosure requirement and shall afford the disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure, or, where it is impracticable or illegal to give an advance notice, the Party required to make such disclosure shall give the disclosing Party reasonable notice promptly after such required disclosure; (ii) the Party required to make such disclosure shall disclose only that portion of the Confidential Information legally required to be disclosed; (iii) the Party required to make such disclosure shall use reasonable efforts to secure confidential treatment of such Confidential Information; and

8.5.2.6. to any bona fide potential Sublicensee or successor to said Party’s interest under this Agreement, to a bona fide potential lender from which said Party is considering borrowing money, to a bona fide potential collaborator in connection with development or commercialization of Licensed Products, or to any bona fide financial investor from which said Party may take money; provided, however, in any such case said Party shall first obtain a written obligation of confidentiality no less stringent than that imposed in this Section 8.5 from the bona fide potential Sublicensee or successor, bona fide potential lender, bona fide potential collaborator or bona fide financial investor.

8.5.3. Any information disclosed pursuant to Section 8.5.2 shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Section 8.5.2.3.

8.6. Use of Names.

Neither Party may identify the other Party in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof, or use the name of any staff member or employee of the other Party or any trademark, service mark, trade name, symbol or logo that is associated with the other Party, without the other Party’s prior written consent. Notwithstanding the foregoing, and for the avoidance of doubt, without the consent of the other Party either Party may comply with disclosure requirements of all Applicable Laws relating to its business, including, without limitation, United States and state securities laws. During the Term, and with the prior, written consent of the other Party, each Party may include the other Party’s name, logo, and a brief description of such other Party on said Party’s website and such other Party hereby consents to such inclusion of its name, logo, and a brief description on said Party’s website; provided, however, that (i) the Party whose name, logo, and description is being included on the other Party’s website shall have first approved in writing the manner in which its name and logo are being used and (ii) either Party shall have the right to revoke such consent at any time and for any reason, and promptly following written notice of such revocation, and in any event within ten (10) days of the other Party’s receipt of such notice, the posting Party shall remove the other Party’s name, logo, and description from the posting Party’s website.

8.7. Press Releases.

The Parties shall mutually agree upon the timing and content of any press releases or other public announcement relating to this Agreement and the transactions and/or activities contemplated herein

8.8. Licensee’s Affiliates and Sublicensees.

For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, Licensee’ Affiliates and Sublicensees may exercise Licensee’s rights under Sections 8.1, 8.2 and 8.3.

Section 9

Indemnification; Insurance

9.1. Indemnification by Licensee.

Licensee will indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, employees, consultants, licensors and agents, and their respective successors, heirs, and assigns (each a “Licensor Indemnitee”), against all suits, actions, claims, proceedings, in each case brought by a third party (each, a “Claim”) and the resulting liabilities, demands, damages, losses, or expenses (including legal expenses, investigative expenses, and attorneys’ fees) (“Losses”) to the extent arising out of Licensee’s or, as applicable Licensee’s Affiliate’s or Sublicensee’s: (a) gross negligence or intentional misconduct, (b) failure to comply with Applicable Laws, or (c) Licensee’s, its Affiliates’ or Sublicensee’s Exploitation of Licensed Product or the exercise of the licenses granted under this Agreement, including the production, manufacture, sale, use, lease, consumption, administration, shipping, storage, transfer, advertisement, analysis, measurement, description, or characterization of the Licensed Technology, or Licensed Products, or any activity arising from or in connection with any right or obligation of Licensee hereunder, except in each case (a) through (c) to the extent resulting from a Licensor Indemnitee’s (i) gross negligence or intentional misconduct; (ii) failure to comply with Applicable Law; (iii) Exploitation of the Licensed Technology; or (iv) breach of this Agreement.

9.2. Indemnification by Licensor.

Licensor will indemnify, defend and hold harmless Licensee, its Affiliates, Sublicensees, any contractors of the foregoing, and their respective directors, officers, employees, consultants, licensors and agents, and their respective successors, heirs, and assigns (each a “Licensee Indemnitee”) against any Claims and Losses to the extent arising out of Licensor’s or its Affiliate’s: (a) gross negligence or intentional misconduct; (b) failure to comply with Applicable Laws; or (c) Exploitation of the Licensed Technology, including, for the avoidance of doubt, the Cell Lines, outside the Field; except in each case (a) through (c) to the extent resulting from a Licensee Indemnitee’s (i) gross negligence or intentional misconduct; (ii) failure to comply with Applicable Law; (iii) Exploitation of the Licensed Technology; or (iv) breach of this Agreement.

9.3. Indemnification Procedure.

Each Party’s agreement to indemnify, defend, and hold harmless under Section 9.1 or 9.2, as applicable, is conditioned upon the indemnified Party (a) providing written notice to the indemnifying Party of any Claim as soon as reasonably possible, and in any event no later than within thirty (30) days after the indemnified Party has actual knowledge of such Claim, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such Claim, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such Claim, and (d) not compromising, settling, or entering into any voluntary disposition of any such Claim without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation to the extent materially prejudiced by such failure. In no event may the indemnifying Party compromise, settle, or enter into any voluntary disposition of any Claim in any manner that admits material fault or wrongdoing on the part of the indemnified Party or incurs non-indemnified liability on the part of the indemnified Party without the prior written consent of the indemnified Party, and in no event may the indemnifying Party settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which (i) imposes any monetary restriction or obligation on or admits fault of the other Party or (ii) adversely affects the other Party’s rights under this Agreement, without such other Party’s prior written consent.

9.4. Insurance.

Licensee shall maintain in full force and effect during the Term and for a period of three (3) years after expiration or termination of this Agreement, worker’s compensation, general liability and professional liability insurance coverage and, in addition Licensee shall maintain clinical trial liability and product liability insurance coverage, all in such amounts as are customary in the life sciences and pharmaceutical industries. Upon written request, Licensee shall provide evidence of such insurance to Licensor. Licensor shall be named as an additional insured with respect to such insurance policies, and Licensee shall ensure that Licensor will receive no less than thirty (30) days’ prior notice of any cancelation, non-renewal or material change in such insurance coverage.

Section 10

Alternative Dispute Resolution

10.1. Negotiation.

In the event of any dispute or disagreement between the Parties as to the interpretation of any provision of this Agreement (or the performance of any obligations hereunder), the matter, upon written request of either Party, shall be referred to representatives of the Parties for decision, each Party being represented by an executive officer (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not mutually agree upon a decision within thirty (30) calendar days after reference of the matter to them, each of the Parties shall be free to exercise the remedies available to it under Section 10.2. Each Party may extend the period of time for negotiation among the Representatives for an additional period of fourteen (14) calendar days on one (1) occasion per dispute.

10.2. Submission to Arbitration.

If the Parties are unable to resolve such dispute pursuant to Section 10.1, either Party may submit the dispute to binding arbitration (without any recourse to the federal or state courts except to enforce any arbitral award or, within forty five (45) days of an Arbitrator’s rendering of a final decision, to appeal such final decision based solely on a claim that the Arbitrator engaged in gross misconduct or made a material error or miscalculation in his or her decision) in accordance with the rules of JAMS/End Dispute (“JAMS”) then in force (except as expressly modified below), and the arbitration hearings shall be held before a single arbitrator (“Arbitrator”) in New York, New York. The Parties agree to appoint an Arbitrator who is knowledgeable in the patenting prosecution, patent licensing, biotechnology and/or life sciences industries. If the Parties cannot agree upon an Arbitrator within ten (10) days after a demand for arbitration has been filed with the JAMS by either of them, either or both Parties may request the JAMS to name a panel of five (5) candidates to serve as Arbitrator. The Parties shall each, in successive rounds (with the Party demanding the arbitration having the first chance to strike a name), strike one name off this list until only one name remains, and such last-named person shall be the Arbitrator.

10.3. Conduct of Arbitration.

The Arbitrator shall be required to (a) follow the substantive rules of New York State or Federal law, as applicable, (b) require all testimony to be transcribed, and (c) accompany his or her award with findings of fact and a statement of reasons for the decision. The Arbitrator shall have the authority to permit discovery for no more than ninety (90) days, to the extent deemed appropriate by the Arbitrator, upon reasonable request of a Party. The Arbitrator shall have no power or authority to (i) add to or detract from the written agreement of the Parties set forth herein, (ii) modify or disregard any provision of this Agreement or any of the other related documents, or (iii) address or resolve any issue not submitted by the Parties. The Arbitrator shall hold proceedings during a period of no longer than thirty (30) calendar days promptly following conclusion of discovery, and the Arbitrator shall render a final decision within thirty (30) days following conclusion of the hearings. The Arbitrator shall have the power to grant injunctive relief (without the necessity of a Party posting a bond) in the event a Party has violated the confidentiality provisions set forth in this Agreement, but shall have no power to award punitive and/or exemplary damages in the event of a breach, provided, however, that nothing in this Agreement will operate to prevent a Party from seeking injunctive relief in a court of competent jurisdiction. In the event of any conflict between the commercial arbitration rules then in effect and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

10.4. Interim Relief.

Either Party may, without waiving any remedy under this Agreement, apply to the Arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights regarding the Intellectual Property of that Party pending the arbitration award. The Arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

10.5. Cost of Arbitration.

Each Party shall share in the actual and direct costs of the engagement of the Arbitrator, but the prevailing Party in the arbitration shall be reimbursed by the non-prevailing Party for the prevailing Party’s fees and costs of arbitration (e.g., the costs, fees and expenses of outside experts and counsel retained by the prevailing Party). If one Party is not deemed by the Arbitrator to be the primary prevailing Party, then each Party will pay its own costs, fees and expenses (including attorneys’ fees) and an equal share of the Arbitrator’s fees and any administrative fees of arbitration.

10.6. Excluded Claims.

Notwithstanding anything to the contrary herein, nothing in this Section 10 shall preclude a Party from seeking injunctive relief or specific performance in a court of competent jurisdiction. Unless otherwise mutually agreed upon by the Parties in writing, any Excluded Claims shall be brought in the federal court for the Southern District of New York, if federal jurisdiction is available, or, alternatively, in the state courts in New York, New York. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, however, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in such courts, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. As used in this Section 10.6, the term “Excluded Claim” means a dispute, controversy or claim that concerns: (w) the scope, construction, validity or infringement of a patent, trademark or copyright; (x) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory; or (y) the Licensee’s or, as applicable Licensee’s Affiliates or Sublicensee(s), Exploitation of Licensed Products or use of the Licensed Technology outside of the Field.

10.7. Injunctive Relief; Specific Performance.

Notwithstanding anything to the contrary herein, nothing in this Section 10 shall preclude a Party from seeking injunctive relief or specific performance in a court of competent jurisdiction.

10.8. Confidentiality.

Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an Arbitrator may disclose the existence, content, or results of the arbitration without the prior written consent of both Parties, except to its directors, officers and investors. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Massachusetts statute of limitations.

Section 11

Miscellaneous

11.1. Compliance with Law.

In connection with its Exploitation of Licensed Products, Licensee agrees to comply with all Applicable Laws. Without limiting the foregoing, by entering into this Agreement, the Parties specifically intend to comply with all Applicable Laws pertaining to Licensed Products, including (i) the federal anti- kickback statute (42 U.S.C. §1320a-7b) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. §1395nn). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business.

11.2. Assignment.

This Agreement will be binding upon and will inure to the benefit of each Party and each Party’s respective transferees, successors and assigns, pursuant to the provisions set forth below. Licensee may not transfer or assign this Agreement without the prior written consent of Licensor, except that Licensee may transfer or assign this Agreement without the prior written consent of Licensor in the event that a third party (the “Acquiring Party”) acquires all or substantially all of Licensee’s business, capital stock or assets, whether by sale, merger, change of control, operation of law or otherwise (an “Acquisition”). Upon an Acquisition, the rights granted to Licensee under this Agreement pertaining to any and all Licensed Products shall inure to the benefit of the Acquiring Party. For the avoidance of doubt, in the event of an Acquisition, the Acquiring Party will be responsible for all payments and other obligations set forth in this Agreement, including, but not limited to, all payments set forth herein, and any obligations that matured prior to the Acquisition date. Upon an Acquisition, any unpaid portion of any deferred payments payable to Licensor hereunder shall remain an ongoing obligation of the Acquiring Party until such amount is paid in full. For the avoidance of doubt, an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Licensee or any successor, indebtedness of Licensor is cancelled or converted or any combination thereof. Any attempted assignment in contravention of this Section 11.2 will be null and void.

11.3. Entire Agreement.

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter thereof and supersedes all previous agreements, negotiations, commitments, and writings with respect to such subject matter, inclusive of the Option Agreement. Neither Party shall be obligated by any undertaking or representation regarding that subject matter other than those expressly stated herein or as may be subsequently agreed to by the Parties hereto in writing. In the event of any conflict or inconsistency between any provision of any Exhibit hereto and any provision of this Agreement, the provisions of this Agreement shall prevail.

11.4. Amendment.

No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.5. Notices.

Any notice required to be given pursuant to the provisions of this Agreement will be in writing and will be deemed to have been given at the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by electronic transmission, including PDF (portable document format), delivery by a professional courier service or delivery by first class, certified or registered mail (postage prepaid) addressed to the Party for whom intended at the address below, or at such changed address as the Party will have specified by written notice in accordance with this Section 11.5; provided, however, that any notice of change of address will be effective only upon actual receipt.

If to Licensor:

Novellus Therapeutics Limited

c/o Novellus, Inc.

1035 Cambridge Street, Suite 17B

Cambridge, MA 02141

Attn: Matt Angel, Ph.D.,

Director [***].

with copy (which shall not constitute notice) to:

Morse, Barnes-Brown & Pendleton, P.C.

480 Totten Pond Road, 4th Floor

Waltham, MA 02451

Attn: Stanley F. Chalvire, Esq

[***].

If to Licensee:

Novecite, Inc.

11 Commerce Drive, 1st Floor

Cranford, NJ 07016

Attn: Myron Holubiak, Chief Executive Officer

[***].

with copy (which shall not constitute notice) to:

Citius Pharmaceuticals, Inc.

11 Commerce Drive, 1st Floor

Cranford, NJ 07016

Attn: Myron Holubiak, Chief Executive Officer

[***].

11.6. Governing Law.

11.6.1. The substantive law governing this Agreement (which shall be applied in the arbitration) shall be, with respect to disputes involving general contract or trade secret matters, the internal laws of the State of New York, and with respect to matters involving patents, the United States Patent Act, as to copyright matters, the United States Copyright Act, and as to trademark matters, the United States Trademark Act, each as amended from time to time. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the Parties to this Agreement, and judgment thereon may be entered and enforced in any state or federal court of competent jurisdiction.

11.6.2. If any provisions of this Agreement are or will come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those provisions will be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement will remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under Applicable Law.

11.7. Descriptive Headings.

This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

11.8. Independent Contractors.

Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. Notwithstanding anything contained herein to the contrary, and for the avoidance of doubt, Licensor shall not be deemed an Affiliate of Licensee, and Licensee shall not be deemed an Affiliate of Licensor.

11.9. Severability.

The illegality or partial illegality of any provision of this Agreement will not affect the validity of the remainder of the Agreement, or any provision thereof, and the illegality or partial illegality of any provision of this Agreement will not affect the validity of the Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes the Agreement to no longer contain all of the material provisions reasonably expected by the Parties to be contained therein. Moreover, in the event that a court of competent jurisdiction determines that any provision of this Agreement is illegal or partially illegal, then it is the intention of the Parties that such provision be modified to the minimum extent deemed necessary by such court to make such provision enforceable and to give effect to the original intention of the Parties.

11.10. Waiver of Compliance.

The failure of either Party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument signed by the Party on granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of the Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be waiver of any other or subsequent breach.

11.11. Counterparts.

This Agreement may be executed by original or facsimile signature in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

11.12. Authority.

The persons signing on behalf of Licensor and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

11.13. Non-Solicitation.

During the Term, neither Party shall, without the prior written consent of the other Party, directly or indirectly solicit for employment any employee of the other Party or any of its Affiliates or subsidiaries, or any person who has terminated his or her employment with the other Party or any of its Affiliates or subsidiaries within the previous twelve (12)-month period prior to any purported solicitation; provided, however, the foregoing will not prevent a Party from employing any such person who contacts such Party on his or her own initiative without any direct or indirect solicitation by or encouragement from the soliciting or hiring person. General advertising which is not directed at any specific employee of a Party will not be deemed solicitation, and hiring of employees of such Party which are solicited in this manner will not be a breach of this provision.

11.14. Non-Competition.

During the Term, Licensor shall not (and shall ensure that its Affiliates do not): (a) Commercialize any Cell Products in the Field; (b) enter into any agreement (except a Sponsored Research Agreement) pursuant to which any third party may Exploit any Cell Product in the Field; (c) otherwise enable any third party, directly or indirectly, to Exploit any Cell Product in the Field, except with respect to research regarding a Cell Product pursuant to Sponsored Research Agreements; (d) Exploit the ACB or MCB for any purpose either in the Field or outside of the Field, (e) enter into any agreement pursuant to which any third party may Exploit the ACB or MCB for any purpose either in the Field or outside of the Field or (f) otherwise enable any third party, directly or indirectly, to Exploit the ACB or MCB in the Field or outside of the Field. For the purpose of this Section 11.14, “Cell Product” means any product that includes mesenchymal stem cells. “Sponsored Research Agreement” means an agreement between (x) Licensor or its Affiliates on the one hand and (y) a not-for-profit academic institution on the other hand, pursuant to which (i) the parties thereto engage in the conduct of research regarding Cell Products and (ii) subject to any research use licenses granted to the academic institution for the purpose of conducting such research, Licensor and its Affiliates own all right, title and interest in and to all of their Intellectual Property rights. “Commercialize” means, with respect to any subject matter, seeking Regulatory Approval for, marketing, selling or promoting such subject matter.

11.15. Right of First Negotiation. During the Term, if Licensor or any of its Affiliates develops or acquires ownership or Control of a product or potential product (including a molecule or composition) that may be used in the Field (a “New Product”), Licensor shall not (and shall ensure that its Affiliates do not) enter into any material negotiations or agreement involving a license of the New Product in the Field or pursuant to which any third party may Exploit such New Product in the Field without first complying with all of its obligations set forth in this Section 11.15. New Products exclude the Licensed Products. Licensor hereby recognizes that Licensee has a right of first negotiation to obtain a license to develop and Commercialize a New Product, as further described below. For this purpose, prior to Licensor or any of its Affiliates entering into any material negotiations or agreement with any third party with respect to any license of a New Product including rights in the Field or the Exploitation of a New Product in the Field, Licensor shall offer (including on behalf of its Affiliates) to Licensee a license to fully Exploit such New Product (a “New Product Transaction”) before commencing such negotiations or entering into such agreement. Such offer shall be effected by providing to Licensee written notice of the offer and all material terms of such offer. For the avoidance of doubt, references in this Section 11.15 to “ownership or Control of a product or potential product” means ownership or Control of Intellectual Property rights pertaining to such product or potential product. For the avoidance of doubt, references in this Section 11.15 to licensing a New Product mean licensing such Intellectual Property rights and related tangible materials such as cells. Licensor and its Affiliates retain the right to enter into Sponsored Research Agreements with third party academic institutions with respect to New Products and, notwithstanding anything set forth in this Section 11.15 to the contrary, any such Sponsored Research Agreements with third party academic institutions shall not be subject to the right of first negotiation set forth herein.

If, within thirty (30) days of Licensor’s provision of such notice and the material terms of such offer (such thirty (30) day period, the “ROFN Notice Period”), Licensee notifies Licensor in writing of Licensee’s desire to negotiate an agreement for a New Product Transaction (such notice, a “Negotiation Notice”), the Parties shall use reasonable efforts to negotiate, on an exclusive basis, in good faith the terms and conditions applicable to a New Product Transaction during a period of one hundred fifty (150) days following the date of the Negotiation Notice (the “New Product Agreement”). During the ROFN Notice Period, and, in the event that Licensee provides Licensor with a Negotiation Notice, until the earlier of (a) the date on which the Parties conclude a New Product Agreement or (b) one hundred fifty (150) days following the date of the Negotiation Notice, Licensor shall reasonably and promptly cooperate with Licensee’s due diligence inquiries with respect thereto.

During the ROFN Notice Period and one hundred fifty (150) day negotiation period (if applicable), neither Licensor nor any Affiliate thereof shall enter into any transaction pursuant to which any third party may Exploit the applicable New Product in the Field. Should (i) the Parties not enter into a New Product Agreement within the one hundred fifty (150) day negotiation period or (ii) Licensee not provide a Negotiation Notice during the thirty (30) day ROFN Notice Period, then Licensor and its Affiliates will be entitled to discuss, propose, negotiate, and/or execute a New Product Transaction for the applicable New Product(s) with a third party, provided that (1) if Licensee provided a Negotiation Notice with respect to such New Product(s), the terms of any such agreement executed with a third party shall not be on material terms more favorable on the whole to such third party than the last terms offered to Licensee by Licensor unless Licensor has provided first to Licensee a reasonable opportunity (not to exceed twenty (20) business days) to execute such an agreement with Licensor and (2) if a New Product Transaction with such a third party is not executed within twelve (12) months following the (a) end of the one hundred fifty (150) day negotiation period or (b) expiration of the ROFN Notice Period without Licensee’s exercise of its negotiation rights, as applicable, Licensor shall be required to follow the process set forth in this paragraph again with respect to such New Product(s) before executing a New Product Transaction therefor with a third party.

11.16. Force Majeure.

Neither Party hereto shall be liable for failures and delays in performance due to strikes, lockouts, fires, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, acts of terrorism, endemic, pandemic, and the results related to such acts, compliance with the laws of various states/countries, or with the orders of any governmental authorities, delays in transit or delivery on the part of transportation companies, failures of communication facilities, or any failure of sources of material.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the Parties hereto have duly executed this License Agreement as of the Effective Date.

NOVELLUS THERAPEUTICS LIMITED (LICENSOR)

By:	/s/ Christopher Rohde
	Name:	Christopher Rohde
	Title:	Director

NOVECITE, INC. (LICENSEE)

By:	/s/ Myron Holubiak
	Name:	Myron Holubiak
	Title:	CEO

Exhibit A

Financial Terms

Sec. 5.1(a)	Licensee shall pay Licensor an upfront fee equal to $5,000,000, payable on the Effective Date.

Sec. 5.1(b)	Licensee shall issue to Novellus LLC the number of shares of Licensee’s Common Stock representing no less than twenty-five percent (25%) of Licensee’s outstanding common and preferred shares on a fully diluted basis.

Sec. 5.2.1	For each Licensed Product, each time a Milestone set forth below is achieved, Licensee shall pay to Licensor the corresponding Milestone Payment set forth below:

Milestone	Milestone Payment
Development Milestones
IND Filing with a Regulatory Authority	$	[***]
First Patient Enrolled in a Phase I Clinical Trial	$	[***]
First Patient Enrolled in a Phase IIb Clinical Trial or Phase III Clinical Trial	$	[***]
Application for Regulatory Approval (either NDA or BLA) filed with a Regulatory Authority	$	[***]
Regulatory Approval of Licensed Product from Regulatory Authority by Licensee, its Affiliates or Sublicensees	$	[***]
Regulatory Approval of Licensed Product from EMEA by Licensee, its Affiliates or Sublicensees	$	[***]
Regulatory Approval of Licensed Product from PMDA by Licensee, its Affiliates or Sublicensees	$	[***]

Sec. 5.2.2	During the Royalty Term, and subject to adjustment as set forth in the Agreement, on a Fiscal Quarter basis, Licensee shall pay to Licensor a Royalty on Net Sales in such Fiscal Quarter equal to [***] ([***]%) of Net Sales of such Licensed Product.

Sec. 5.2.3	Licensee shall, within thirty (30) days of receipt of any Sublicense Fees, pay to Licensor [***] ([***]%) of Sublicense Fees received in such Fiscal Quarter.

Exhibit B

Licensed Patents

Docket Number	Assignee	Country	Application No. Application Date	Registration No. Registration Date	Case Status
FAB- 001AU	Factor Bioscience	Australia	2012347919 Dec-05-2012	2012347919 May-18-2017	PATENTED
FAB- 001AUD1	Factor Bioscience	Australia	2016277545 Dec-05-2012	2016277545 Sep-28-2017	PATENTED
FAB- 001AUD3	Factor Bioscience	Australia	2019203662 Dec-05-2012	2019203662 May-14-2020	PATENTED
FAB- 001AUD4	Factor Bioscience	Australia	2020202780 Dec-05-2012	N/A	Pending
FAB- 001BR	Factor Bioscience	Brazil	1120140136645 Dec-05-2012	N/A	Pending
FAB- 001CA	Factor Bioscience	Canada	2,858,148 Dec-05-2012	N/A	Pending
FAB- 001CN	Factor Bioscience	China	201280068223.0 Dec-05-2012	ZL201280068223.0 Nov-25-2015	PATENTED
FAB- 001CND1	Factor Bioscience	China	201510852019.3 Dec-05-2012	ZL201510852019.3 May-29-2017	PATENTED
FAB- 001CND2	Factor Bioscience	China	201510853689.7 Dec-05-2012	ZL201510853689.7 Aug-13-2019	PATENTED
FAB- 001CND3	Factor Bioscience	China	201510853690.X Dec-05-2012	ZL201510853690.X Jul-31-2020	PATENTED
FAB- 001CND4	Factor Bioscience	China	202010626574.5 Dec-05-2012	N/A	Pending
FAB- 001EP	Factor Bioscience	Europe	12813595.1 Dec-05-2012	2788033 May-31-2017	PATENTED Validated in CH DE FR GB IE

Docket Number	Assignee	Country	Application No. Application Date	Registration No. Registration Date	Case Status
FAB- 001EPD1	Factor Bioscience	Europe	17170810.0 May-02-2017	N/A	Allowed
FAB- 001HK	Factor Bioscience	Hong Kong	15103141.5 Dec-05-2012	1202443 Mar-23-2018	PATENTED
FAB- 001HKD1	Factor Bioscience	Hong Kong	16108558.9 Dec-05-2012	1220490 Feb-23-2018	PATENTED
FAB- 001HKD2	Factor Bioscience	Hong Kong	16110473.7 Dec-05-2012	N/A	Pending
FAB- 001HKD4	Factor Bioscience	Hong Kong	18101023.9 Jan-23-2018	N/A	Pending
FAB- 001JP	Factor Bioscience	Japan	2014-546024 Dec-05-2012	6073916 Jan-13-2017	PATENTED
FAB- 001JPD1	Factor Bioscience	Japan	2016-213019 Oct-31-2016	6294944 Feb-23-2018	PATENTED
FAB- 001KR	Factor Bioscience	Republic of Korea	10-2014-7018569 Dec-05-2012	N/A	Allowed
FAB- 001MX	Factor Bioscience	Mexico	MX/a/2014/00666 3 Dec-05-2012	354995 Mar-27-2018	PATENTED
FAB- 001RU	Factor Bioscience	Russian Federation	2014127505 Dec-05-2012	2624139 Jun-30-2017	PATENTED
FAB- 001RUD2	Factor Bioscience	Russian Federation	RU 2018112719 Apr-10-2018	N/A	Pending
FAB- 003	Factor Bioscience	USA	13/465,490 May-07-2012	8,497,124 Jul-30-2013	PATENTED
FAB- 003C1	Factor Bioscience	USA	13/931,251 Jun-28-2013	9,127,248 Sep-08-2015	PATENTED
FAB- 003C2	Factor Bioscience	USA	14/810,123 Jul-27-2015	9,399,761 Jul-26-2016	PATENTED
FAB- 003C3	Factor Bioscience	USA	15/178,190 Jun-9-2016	9,562,218 Feb-07-2017	PATENTED

Docket Number	Assignee	Country	Application No. Application Date	Registration No. Registration Date	Case Status
FAB- 003C4	Factor Bioscience	USA	15/358,818 Nov-22-2016	9,695,401 Jul-04-2017	PATENTED
FAB- 003C5	Factor Bioscience	USA	15/605,513 May-25-2017	9,879,228 Jan-30-2018	PATENTED
FAB- 003C6	Factor Bioscience	USA	15/844,063 Dec-15-2017	9,969,983 May-15-2018	PATENTED
FAB- 003C7	Factor Bioscience	USA	15/947,741 April-06-2018	10,131,882 Nov-20-2018	PATENTED
FAB- 003C8	Factor Bioscience	USA	US 16/037,597 July-17-2018	10,301,599 May-28-2019	PATENTED
FAB- 003C9	Factor Bioscience	USA	US 16/374,482 April 3, 2019	10,443,045 Oct 15, 2019	PATENTED
FAB- 003C10	Factor Bioscience	USA	US 16/562,497 Sept-05-2019	N/A	Pending
FAB- 016PR	Factor Bioscience	USA	US 63/016,626 April 28,2020	N/A	Pending

Exhibit C

ACB Specifications

The ACB shall consist of: (a) at least five vials, each vial containing at least one million viable human induced mesenchymal stem cells and having the specifications set forth below, and (b) a characterization data package including cell count, viability, surface markers, protein secretion, and sterility test results.

Type	Assay	Specification
1. Cell Density	Cell Count	[***]
2. Cell Viability	Viable Staining	[***]
3. Microbial Safety	Sterility	[***]
4. Surface Markers	[***]	[***]
	[***]	[***]
5. Protein Secretion	[***]	[***]
6. Other	[***]	[***]
	[***]	[***]

Exhibit D

Original Cell Line

The mesenchymal stem cells (MSCs) that were derived from an induced pluripotent stem cell line that was made using the mRNA cell reprogramming methods disclosed in the Licensed Patents and having the unique identifier: [***].

Exhibit E

Form of Subscription Agreement

THE SECURITIES SUBJECT TO THIS SUBSCRIPTION AGREEMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933 (the “1933 Act”), AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. PURCHASER SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

NAME OF PURCHASER: Novellus LLC

NOVECITE, INC.

SUBSCRIPTION AGREEMENT

The undersigned, Novellus LLC, a Delaware limited liability company (the “Purchaser”), hereby subscribes to and agrees to purchase Five Hundred (500) shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of NoveCite, Inc., a Delaware corporation (the “Corporation”), at the purchase price of $1.00 per share for the aggregate total purchase price of Five Hundred Dollars ($500.00).

The Shares to be issued to the Purchaser hereunder shall equal twenty five percent (25%) of the capital stock of the Corporation, calculated on a Fully Diluted Basis (as defined herein), as of the date of issuance and after giving effect to the issuance, and to be calculated in the future after giving effect to the anti-dilutive provisions hereof triggered by the issuance of any Additional Securities (as defined herein), as further provided in Section 3(a).

Section 1. Representation and Warranties of the Purchaser. The Purchaser hereby represents, warrants and agrees as follows:

(a) Purchaser is a limited liability company organized and existing under the laws of Delaware.

(b) Purchaser understands that the sale and issuance of securities contemplated hereby is made in reliance upon the Purchaser’s representation to the Corporation, which by the Purchaser’s acceptance hereof the Purchaser hereby confirms, that the Shares to be received by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Subscription Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person, or to any third person, with respect to any of the Shares.

(c) Purchaser understands that the Shares have not been registered under the 1933 Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the 1933 Act, and that the Corporation’s reliance on such exemption is predicated in part on the Purchaser’s representations set forth herein. The Purchaser realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Purchaser has in mind merely acquiring the Shares for a fixed or determined period in the future, or for a market rise, or for sale if the market does not rise. The Purchaser does not have any such intention.

(d) Purchaser represents that the Purchaser is experienced in evaluating early-stage companies such as the Corporation, is able to fend for the Purchaser’s own self in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Purchaser’s investment, and has the ability to bear the economic risks of the Purchaser’s investment. The Purchaser further represents that the Purchaser has had access, during the course of the transactions contemplated hereby and prior to the Purchaser’s acquisition of Shares, to all such information as the Purchaser deemed necessary or appropriate (to the extent the Corporation possessed such information or could acquire it without unreasonable effort or expense), and that the Purchaser has had, during the course of the transactions and prior to the Purchaser’s acquisition of Shares, the opportunity to ask questions of, and receive answers from, the Corporation concerning the terms and conditions of the offering and to obtain additional information (to the extent the Corporation possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Purchaser or to which the Purchaser had access.

(e) Purchaser understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the 1933 Act, or any other applicable securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the 1933 Act or any other applicable securities laws, the Shares must be held indefinitely. In particular, the Purchaser is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Corporation. Such information is not now available and the Corporation has no present plans to make such information available. The Purchaser represents that, in the absence of an effective registration statement covering the Shares the Purchaser will sell, transfer, or otherwise dispose of the Shares only in a manner consistent with the Purchaser’s representations set forth herein.

(f) Purchaser agrees that in no event will the Purchaser make a transfer or disposition of any of the Shares (other than pursuant to an effective registration statement under the 1933 Act or, to the Corporation’s reasonable satisfaction, pursuant to Rule 144), unless and until (i) the Purchaser shall have notified the Corporation of the proposed disposition and shall have furnished the Corporation with a statement of the circumstances surrounding the disposition, and (ii) if requested by the Corporation, at the expense of the Purchaser or transferee, the Purchaser shall have furnished to the Corporation an opinion of counsel, reasonably satisfactory to the Corporation, to the effect that such transfer may be made without registration under the 1933 Act.

(g) Purchaser understands that each certificate representing the Shares will be endorsed with a legend substantially as follows.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE 1933 ACT, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.”

(h) Purchaser will indemnify the Corporation, its officers, directors, shareholders, employees and agents against any losses or damages suffered by any of them as a result of the failure of the above representations and warranties to be true or the failure of the Purchaser to comply with the agreements set forth herein.

(i) Purchaser understands that no public market now exists for any of the securities issued by the Corporation and that there is no assurance that a public market will ever exist for the Shares.

Section 2. Representations and Warranties of the Corporation. The Corporation hereby represents, warrants and agrees as follows:

(a) The Corporation is duly organized, validly existing and in good standing under the laws of Delaware. The Corporation has all requisite power and authority to carry on its business as proposed to be conducted.

(b) The Corporation has full legal power and authority to enter into this Agreement and to carry out and perform its obligations hereunder. The execution, delivery and performance by Corporation of this Agreement and the consummation of the transactions as contemplated hereby have been duly authorized and approved by all necessary action. This Agreement has been duly authorized, executed and delivered by the Corporation and, assuming due authorization, execution and delivery by the other party hereto, constitutes the legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally and to general equitable principles.

(c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of the Corporation’s obligations hereunder will not conflict with, or result in a violation of or default (or event which after passage of time or notice, or both, would constitute a default) under, any provision of any governing instrument applicable to the Corporation or any other agreement or other instrument to which the Corporation is a party or by which the Corporation or any of its properties are bound, or any foreign or domestic permit, franchise, judgment, decree, stature, rule or regulation applicable to the Corporation or the Corporation’s business or properties.

(d) Assuming the Purchaser’s representations and warranties set forth in Section 1 are true and correct in all material respects, the offer and sale, issuance and delivery of the Shares contemplated hereby are exempt from registration under the 1933 Act, and under applicable state securities and “blue sky” laws, as currently in effect.

(e) The Shares being purchased by the Purchaser hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable federal and state securities laws.

Section 3. Anti-Dilution Protection; Registration Rights; Director Designation.

(a) Anti-Dilution. If, at any time, until the earliest of (i) the initial public offering of the Corporation’s equity securities under the 1933 Act (“IPO”) or (ii) a Change of Control of the Corporation, the Corporation issues Additional Securities, but excluding any Excluded Securities, that would cause the Purchaser’s collective shareholdings in the Corporation to drop below twenty five percent (25%) on a Fully Diluted Basis, then concurrently with the issuance of such Additional Securities, the Corporation shall issue directly to the Purchaser for no additional consideration such additional number of shares of common stock of the Corporation such that the Purchaser’s shareholdings in Corporation shall equal twenty five percent (25%) of the capital stock of the Corporation on a Fully Diluted Basis, as calculated after giving effect to the issuance of such Additional Securities and the resulting anti-dilutive issuance to the Purchaser hereunder. Upon request, but no more frequently than once per calendar quarter, the Corporation will deliver to the Purchaser a statement of the outstanding capital stock of the Corporation on a Fully Diluted Basis in sufficient detail as to permit the Purchaser to calculate its percentage equity ownership in the Corporation.

The following terms shall have the following meanings:

(i)	“Additional Securities” means shares of capital stock of any class or series (including preferred stock), warrants or other rights to subscribe for, purchase or acquire from the Corporation any capital stock of the Corporation, but excluding any Excluded Securities.

(ii)	“Change of Control” means (x) the acquisition of the Corporation or its equity securities by another person or entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of all of the outstanding equity securities of the Corporation, or (y) a sale of all or substantially all of the assets of the Corporation.

(iii)	“Excluded Securities” means equity awards issued by the Corporation pursuant to a stockholder-approved plan and the shares of Common Stock issued pursuant to the exercise of such awards; provided, however, that such Excluded Securities reserved under any plan (whether or not approved by the stockholders) shall not exceed twenty percent (20%) of the outstanding equity securities of the Corporation.

(iv)	“Fully Diluted Basis” means, as of a specified date of any issuance of Additional Securities, the number of shares of common stock of the Corporation then-outstanding, plus the number of shares of common stock of the Corporation issuable upon exercise or conversion of then-outstanding preferred shares, options (excluding any Excluded Securities), rights or warrants of the Corporation (which shall be determined without regard to whether such securities are then exercisable or convertible), but excluding any Excluded Securities, and plus the number of shares of capital stock issuable under any convertible promissory notes containing a fixed or determinable valuation cap.

(b) Demand Registration Rights. Subject to any applicable lock-up agreement (including any lock-up provisions in any applicable underwriting agreement) the Purchaser or the Corporation may enter into and subject to the conditions set forth in this Section 3(b), at any time after the Corporation’s IPO, if the Corporation shall receive from the Purchaser a written request that the Corporation effect any registration under the 1933 Act with respect to the Shares specifying the number of Shares and intended method(s) of disposition of the Shares (the “Demand Notice”), the Corporation will: (i) promptly give written notice of the proposed registration to the Purchaser; and (ii) as soon as practicable, file and use its commercially reasonable and diligent efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable “blue sky” or other state securities laws, and appropriate compliance with the 1933 Act) and to permit or facilitate the sale and distribution of all such Shares as specified in the Demand Notice. The aggregate offering price for such registration under this Section shall not be less than $5,000,000. Notwithstanding the foregoing, the Purchaser may not exercise its demand registration rights after three (3) years from the effective date of the Corporation’s IPO, and may not exercise its demand rights on more than two occasions.

(c) Piggyback Registration Rights. For a period of three (3) years from the closing of the Corporation’s IPO, if at any time the Corporation shall determine to register in a public offering for its own account (or the account of selling stockholders) under the 1933 Act any of its Common Stock, it shall send to the Purchaser written notice of such determination and, if within twenty (20) days after receipt of such notice, the Purchaser shall so request in writing, the Corporation shall use its commercially reasonable efforts to include in such registration statement all or any part of the Shares such Purchaser requests to be registered. This right shall not apply to a registration of shares of Common Stock on Form S-4 or Form S-8 (or their then equivalents) relating to shares of Common Stock to be issued by the Corporation in connection with any acquisition of any entity or other business combination involving the Corporation, or shares of Common Stock issuable in connection with any stock option, stock compensation or other employee benefit plan of the Corporation for the benefit of employees, officers, directors or consultants of the Corporation. If, in connection with any offering involving an underwriting or best efforts placement of Common Stock to be issued by the Corporation and/or selling stockholders, the managing underwriter or the sales agent, as applicable, of such offering or the Corporation shall impose a limitation on the number of shares of such Common Stock which may be included in any such registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution of the Common Stock and to maintain a stable market for the securities of the Corporation, then the Corporation shall be obligated to include in such registration statement only such limited portion (which may be none) of the Shares with respect to which the Purchaser has requested inclusion thereunder, pro rata based upon the number of shares originally requested for inclusion in such registration statement by all selling stockholders requesting inclusion thereunder. In the case of a registration under Section 3(b) or this paragraph (c), the Corporation shall bear the expenses of any filing of any registration, including, but not limited to, printing, legal and accounting expenses, Securities and Exchange Commission and FINRA filing fees and all related “Blue Sky” fees and expenses; provided, however, that the Corporation shall have no obligation to pay or otherwise bear any portion of the underwriters’ commissions or discounts attributable to the Shares being offered and sold by the Purchaser, or the fees and expenses of any counsel, tax advisor or accountant selected by the Purchaser in connection with the registration of the Shares.

(d) Director Designation. For so long as the Purchaser holds at least fifty percent (50%) of the Shares initially issued to it hereunder, the Purchaser shall have the right to designate one director of the Corporation (the “Director Designee”). At any meeting of stockholders at which directors of the Corporation are proposed for election (or through the distribution of any written consent or proxy of stockholders solicited by the Corporation or any third party for the election of directors), the Corporation shall propose the Director Designee for election to the Board of Directors, subject to approval by the stockholders. In lieu of a request for designation and nomination as a director, the Purchaser may substitute the Director Designee with a non-voting observer to the Board of Directors. The non-voting observer, if any, shall be bound by the same duties, including confidentiality, as would a director of the Corporation, as well as any Corporation policies applicable to directors of the Corporation; provided, however, the non-voting observer shall have no fiduciary duty to the Corporation.

Section 4. Miscellaneous.

(a) Notices. The Purchaser agrees that the Corporation may deliver any notice of any meeting of the shareholders of the corporation to the Purchaser by electronic mail or other electronic means and that any notice sent to the Purchaser by the Corporation by such means will be deemed effective when sent as provided in the Delaware General Corporation Law. The Purchaser and the Corporation agree that the Purchaser may terminate this Section 4(a) at any time by written notice to the Corporation and such notice of termination of this Section 4(a) shall be effective upon receipt by the Corporation.

(b) Transferability. Notwithstanding the other provisions of this Agreement, upon ten (10) business days’ prior written notice, the Purchaser shall be entitled to transfer or assign all or any portion of the Shares issued hereunder to an entity or person which is an affiliate or stockholder of the Purchaser or any affiliated entity of Purchaser, provided such transferee or assignee is bound by the provisions of this Agreement and any such transfer or assignment shall be made in accordance with applicable federal securities laws.

(c) Governing Law. The substantive law governing this Agreement (which shall be applied in the arbitration) shall be, with respect to disputes involving general contract or trade secret matters, the internal laws of the State of New York. Notwithstanding anything contained herein to the contrary the rights of the Purchaser solely with respect to the Shares shall be governed by the Delaware General Corporation Law and any relevant case law interpreting such law. Any award rendered by the arbitrator shall be final, conclusive and binding upon the parties to this Agreement, and judgment thereon may be entered and enforced in any state or federal court of competent jurisdiction. If any provisions of this Agreement are or will come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Corporation or the Purchaser or this Agreement, those provisions will be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement will remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under applicable law.

(c) Counterparts; Delivery. This Subscription Agreement may be executed in any number of counterparts and may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., DocuSign) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, each of which shall be deemed an original, and all of which together shall constitute one instrument.

(d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter thereof and supersedes all previous agreements, negotiations, commitments, and writings with respect to such subject matter. Neither party shall be obligated by any undertaking or representation regarding that subject matter other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

(e) Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each party hereto.

(f) Assignment. This Agreement will be binding upon and will inure to the benefit of each party hereto and each party’s respective permitted transferees, successors and assigns, pursuant to the provisions set forth below. The Corporation may not transfer or assign this Agreement without the prior written consent of Purchaser, except that the Corporation may transfer or assign this Agreement without the prior written consent of Purchaser in the event of a Change of Control. Upon a Change of Control, the rights and obligations of the Corporation under this Agreement shall inure to the benefit of the acquiring party in the Change of Control. The Purchaser may not transfer or assign this Agreement without the prior written consent of the Corporation; provided, however, the Purchaser may transfer the Shares to an affiliated entity or to the stockholders or equity owners of any affiliated entity, and all rights and obligations of the transferees shall be binding upon, and inure to the benefit of, all parties. Notwithstanding anything contained herein to the contrary, the right of the Purchaser to designate a director or non-voting observer of the Corporation under Section 3(d) shall not be transferable.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have duly executed this Subscription Agreement effective as of October 2, 2020.

CORPORATION:

NoveCite, Inc.

By:
Name:
Title:

11 Commerce Drive, 1st Floor
Cranford, New Jersey 07016

PURCHASER:

Novellus LLC

By:
Name:
Title:

1035 Cambridge Street, Suite 17B
Cambridge, Massachusetts 02141

[Signature Page to Subscription Agreement]

Schedule 6.1.2

Factor is the sole owner of the Licensed Patents below and the Licensed Know-How exclusively licensed to Licensor pursuant to the Factor Agreement.

Docket Number	Assignee	Country	Application No. Application Date	Registration No. Registration Date	Case Status
FAB- 001AU	Factor Bioscience	Australia	2012347919 Dec-05-2012	2012347919 May-18-2017	PATENTED
FAB- 001AUD1	Factor Bioscience	Australia	2016277545 Dec-05-2012	2016277545 Sep-28-2017	PATENTED
FAB- 001AUD3	Factor Bioscience	Australia	2019203662 Dec-05-2012	2019203662 May-14-2020	PATENTED
FAB- 001AUD4	Factor Bioscience	Australia	2020202780 Dec-05-2012	N/A	Pending
FAB- 001BR	Factor Bioscience	Brazil	1120140136645 Dec-05-2012	N/A	Pending
FAB- 001CA	Factor Bioscience	Canada	2,858,148 Dec-05-2012	N/A	Pending
FAB- 001CN	Factor Bioscience	China	201280068223. 0 Dec-05-2012	ZL201280068223.0 Nov-25-2015	PATENTED
FAB- 001CND1	Factor Bioscience	China	201510852019. 3 Dec-05-2012	ZL201510852019.3 May-29-2017	PATENTED
FAB- 001CND2	Factor Bioscience	China	201510853689. 7 Dec-05-2012	ZL201510853689.7 Aug-13-2019	PATENTED
FAB- 001CND3	Factor Bioscience	China	201510853690. X Dec-05-2012	ZL201510853690. X Jul-31-2020	PATENTED
FAB- 001CND4	Factor Bioscience	China	202010626574. 5 Dec-05-2012	N/A	Pending
FAB- 001EP	Factor Bioscience	Europe	12813595.1 Dec-05-2012	2788033 May-31-2017	PATENTED Validated in CH DE FR GB IE
FAB- 001EPD1	Factor Bioscience	Europe	17170810.0 May-02-2017	N/A	Allowed

Docket Number	Assignee	Country	Application No. Application Date	Registration No. Registration Date	Case Status
FAB- 001HK	Factor Bioscience	Hong Kong	15103141.5 Dec-05-2012	1202443 Mar-23-2018	PATENTED
FAB- 001HKD1	Factor Bioscience	Hong Kong	16108558.9 Dec-05-2012	1220490 Feb-23-2018	PATENTED
FAB- 001HKD2	Factor Bioscience	Hong Kong	16110473.7 Dec-05-2012	N/A	Pending
FAB- 001HKD4	Factor Bioscience	Hong Kong	18101023.9 Jan-23-2018	N/A	Pending
FAB- 001JP	Factor Bioscience	Japan	2014-546024 Dec-05-2012	6073916 Jan-13-2017	PATENTED
FAB- 001JPD1	Factor Bioscience	Japan	2016-213019 Oct-31-2016	6294944 Feb-23-2018	PATENTED
FAB- 001KR	Factor Bioscience	Republic of Korea	10-2014- 7018569 Dec-05-2012	N/A	Allowed
FAB- 001MX	Factor Bioscience	Mexico	MX/a/2014/006 663 Dec-05-2012	354995 Mar-27-2018	PATENTED
FAB- 001RU	Factor Bioscience	Russian Federation	2014127505 Dec-05-2012	2624139 Jun-30-2017	PATENTED
FAB- 001RUD2	Factor Bioscience	Russian Federation	RU 2018112719 Apr-10-2018	N/A	Pending
FAB- 003	Factor Bioscience	USA	13/465,490 May-07-2012	8,497,124 Jul-30-2013	PATENTED
FAB- 003C1	Factor Bioscience	USA	13/931,251 Jun-28-2013	9,127,248 Sep-08-2015	PATENTED
FAB- 003C2	Factor Bioscience	USA	14/810,123 Jul-27-2015	9,399,761 Jul-26-2016	PATENTED
FAB- 003C3	Factor Bioscience	USA	15/178,190 Jun-9-2016	9,562,218 Feb-07-2017	PATENTED
FAB- 003C4	Factor Bioscience	USA	15/358,818 Nov-22-2016	9,695,401 Jul-04-2017	PATENTED
FAB- 003C5	Factor Bioscience	USA	15/605,513 May-25-2017	9,879,228 Jan-30-2018	PATENTED
FAB- 003C6	Factor Bioscience	USA	15/844,063 Dec-15-2017	9,969,983 May-15-2018	PATENTED
FAB- 003C7	Factor Bioscience	USA	15/947,741 April-06-2018	10,131,882 Nov-20-2018	PATENTED
FAB- 003C8	Factor Bioscience	USA	US 16/037,597 July-17-2018	10,301,599 May-28-2019	PATENTED
FAB- 003C9	Factor Bioscience	USA	US 16/374,482 April 3, 2019	10,443,045 Oct 15, 2019	PATENTED

Docket Number	Assignee	Country	Application No. Application Date	Registration No. Registration Date	Case Status
FAB- 003C10	Factor Bioscience	USA	US 16/562,497 Sept-05-2019	N/A	Pending
FAB- 016PR	Factor Bioscience	USA	US 63/016,626 April 28,2020	N/A	Pending